EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 17, 2003,

among

SENSUS METERING SYSTEMS INC.,

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L.,

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.,

THE LENDERS NAMED HEREIN,

CREDIT SUISSE FIRST BOSTON,

as General Administrative Agent and U.S. Collateral Agent

and

CREDIT SUISSE FIRST BOSTON,

as European Administrative Agent and European Collateral Agent

CREDIT SUISSE FIRST BOSTON

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Bookrunners and Joint Lead Arrangers,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

and

NATIONAL CITY BANK,

as Documentation Agent

[CS&M Ref No. 5865-210]

Schedules

Schedule 1.01(a)	Subsidiary Guarantors
Schedule 1.01(b)	Mortgaged Properties
Schedule 1.01(c)	Certain Immaterial Subsidiaries
Schedule 2.01	Lenders and Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	Domestic Filing Offices
Schedule 3.19(b)	Other Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20(a)	Owned Property
Schedule 3.20(b)	Leased Property
Schedule 3.21	Certain Labor Matters
Schedule 4.02(a)	Other Local Counsel
Schedule 6.01	Outstanding Indebtedness on Closing Date
Schedule 6.02	Liens Existing on Closing Date
Schedule 6.04	Existing Investments

Exhibits

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of U.S. Guarantee and Collateral Agreement
EXHIBIT E	Form of European Guarantee Agreement
EXHIBIT F-1	Form of German Pledge Agreements
EXHIBIT F-2	Form of French Pledge Agreements
EXHIBIT F-3	Form of Luxembourg Pledge Agreements

EXHIBIT G	Form of Perfection Certificate
EXHIBIT H-1	Form of Opinion of Mayer, Brown, Rowe & Maw LLP
EXHIBIT H-2	Form of Local Counsel Opinion
EXHIBIT I	Form of Minority Holder Acknowledgement, Consent and Waiver
EXHIBIT J	Form of Mortgage

v

CREDIT AGREEMENT dated as of December 17, 2003, among SENSUS METERING SYSTEMS INC., a Delaware corporation (the “U.S. Borrower”), SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L., à société a responsabilité limitée incorporated under Luxembourg law (the “European Borrower”), SENSUS METERING SYSTEMS (BERMUDA 2) LTD., a company organized under the laws of Bermuda (“Holdings”), the Lenders (as defined in Article I), CREDIT SUISSE FIRST BOSTON (“CSFB”), as administrative agent for the Lenders (in such capacity, the “General Administrative Agent”) and as collateral agent for the U.S. Lenders (as defined in Article I) (in such capacity, the “U.S. Collateral Agent”), and CSFB, as administrative agent for the European Lenders (as defined in Article I) (in such capacity, the “European Administrative Agent”) and as collateral agent for the European Lenders (in such capacity, the “European Collateral Agent”).

Pursuant to the Purchase Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), Holdings intends to acquire (the “Acquisition”), directly or indirectly, the several subsidiaries of Invensys plc that comprise and conduct its Invensys Metering Systems businesses (the “Acquired Business”) for an aggregate purchase price of approximately $650,000,000 in cash (subject to adjustment as provided in the Purchase Agreement, the “Acquisition Consideration”).  As part of the Acquisition, the U.S. Borrower will acquire all the capital stock of BTR Dunlop Holdings (Delaware) Inc., a Delaware corporation (“BTR”), which is the holding company for the North American and South American operations of the Acquired Business.  Immediately following the consummation of the Acquisition, the U.S. Borrower will merge with and into BTR, and BTR, as the surviving corporation in such merger, shall be renamed Sensus Metering Systems Inc.  From and after the effective time of such merger, all references herein and in the other Loan Documents to the term “U.S. Borrower” shall be deemed to be references to such surviving corporation.

The Borrowers have requested that (a) the Term B-1 Lenders extend credit in the form of Term B-1 Loans to the U.S. Borrower on the Closing Date, in an aggregate principal amount not in excess of $200,000,000, (b) the Term B-2 Lenders extend credit in the form of Term B-2 Loans to the European Borrower on the Closing Date, in an aggregate principal amount not in excess of $30,000,000, (c) at any time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the applicable Revolving Commitments, (i) the U.S. Revolving Lenders extend credit to the U.S. Borrower in the form of U.S. Revolving Loans, in an aggregate principal amount at any time outstanding not in excess of $40,000,000, and (ii) the European Revolving Lenders extend credit to the European Borrower or the U.S. Borrower in the form of European Revolving Loans, in an aggregate principal amount at any time outstanding not in excess of $30,000,000, (d) the Swingline Lender extend credit to the Borrowers in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $6,000,000, in the case of U.S. Swingline Loans, and $6,000,000, in the case of European Swingline Loans, and (e) the Issuing Bank issue Letters of Credit for the account of Holdings and its Subsidiaries in an aggregate face amount at any time outstanding not in excess of $20,000,000, in the case of U.S. Letters of Credit, and $10,000,000, in the case of European Letters of Credit.  The proceeds of the Term Loans are to be used solely (a) to pay a portion of the Acquisition Consideration and (b) to pay fees and expenses incurred in connection with the Transactions in an aggregate amount not to exceed $37,500,000.  The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for general corporate purposes, including to finance Permitted Acquisitions and purchase price adjustments in connection with the Acquisition.  Letters of Credit will be issued both in the form of documentary letters of credit to support payment obligations incurred in the ordinary course of business by Holdings and its Subsidiaries and in the form of standby letters of credit to be used for other general corporate purposes.

The Lenders are willing to extend such credit to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of Holdings and the Subsidiaries, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” shall have the meaning assigned to such term in the preliminary statement.

“Acquisition” shall have the meaning set forth in the preliminary statement.

“Acquisition Consideration” shall have the meaning set forth in the preliminary statement.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agents” shall mean the General Administrative Agent and the European Administrative Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the General Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agreement” shall mean this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  If for any reason the General Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the General Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Administrative Agent” shall mean (a) with respect to a Loan or Borrowing denominated in Dollars or a U.S. Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Class of Commitments, the General Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in a Designated Foreign Currency or a European Letter of Credit, and with respect to any payment hereunder that relates only to the European Revolving Commitments, the European Administrative Agent.

“Applicable Collateral Agent” shall mean (a) with respect to any U.S. Collateral, the U.S. Collateral Agent, and (b) with respect to any European Collateral, the European Collateral Agent.

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurocurrency Term Loan, 3.00%, (b) with respect to any ABR Term Loan, 2.00%, and (c) with respect to any Eurocurrency Revolving Loan, ABR Revolving Loan, EBR Revolving Loan or Swingline Loan, as the case may be, the applicable percentage set forth below under the caption “Eurocurrency Spread—Revolving Loans”, “ABR/EBR Spread—Revolving Loans” or “Swingline Loan Spread”, as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Eurocurrency Spread– Revolving Loans	ABR/EBR Spread– Revolving Loans	Swingline Loan Spread
Category 1 Greater than or equal to 4.75 to 1.00	2.50%	1.50%	2.00%

Category 2 Greater than or equal to 4.25 to 1.00, but less than 4.75 to 1.00	2.25%	1.25%	1.75%

Category 3 Greater than or equal to 3.75 to 1.00, but less than 4.25 to 1.00	2.00%	1.00%	1.50%

Category 4 Greater than or equal to 3.25 to 1.00, but less than 3.75 to 1.00	1.75%	0.75%	1.25%

Category 5 Less than 3.25 to 1.00	1.50%	0.50%	1.00%

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the General Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(a) and Section 5.04(d), respectively, for the fiscal period ending on March 31, 2004, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. If Holdings shall have failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, in respect of any period, then, until the earlier to occur of the delivery of such statements and certificates or the occurrence of an Event of Default, the Leverage Ratio shall be deemed to be in the same Category as it was during the prior period; provided, however, that, if such statements and certificates when delivered indicate that the Leverage Ratio should have been adjusted to a lower Category (i.e., a higher spread), then the applicable Borrower shall, on the next Interest Payment Date with respect to each Loan or date on which L/C Participation Fees are payable, as the case may be, pay to the Lenders, through the Applicable Administrative Agent, the additional interest and L/C Participation Fees that would have accrued on or in respect of outstanding Loans and Letters of Credit during such interim period.  The calculation of such additional interest and L/C Participation Fees shall be made by the General Administrative Agent and shall be conclusive absent manifest error.  In addition, at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, amalgamation, casualty, condemnation or otherwise) by Holdings or any Subsidiary to any person other than a Borrower or a Subsidiary Guarantor of (a) any Equity Interests of any Subsidiary (other than directors’ qualifying shares and excluding a primary issuance of Equity Interests by such Subsidiary) or (b) any other assets of Holdings or any Subsidiary (other than (i) inventory, damaged, obsolete or worn out equipment or other assets, scrap and cash and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) the creation of a Lien (but not the sale, transfer or other disposition of the property subject to such Lien), (iii) the good faith surrender or waiver of contract rights, tort claims or statutory rights, (iv) grants of non-exclusive licenses or sublicenses to use the patents, copyrights and other intellectual property of Holdings or any Subsidiary, (v) the transfer of Receivables pursuant to the Receivables Program, or (vi) dispositions between or among Subsidiaries that are not Loan Parties); provided, however, that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $1,000,000, shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the General Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the General Administrative Agent with notice thereof to the Borrowers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall mean the U.S. Borrower and the European Borrower.

“Borrowing” shall mean (a) Loans of the same Class, Type and Currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) with respect to a Borrowing denominated in Dollars, $1,000,000, (b) with respect to a Borrowing denominated in Euro, €1,000,000, and (c) with respect to a Borrowing denominated in Sterling, ₤1,000,000.

“Borrowing Multiple” shall mean (a) with respect to a Borrowing denominated in Dollars, $500,000, (b) with respect to a Borrowing denominated in Euro, €500,000, and (c) with respect to a Borrowing denominated in Sterling, ₤500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the General Administrative Agent and the relevant Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan or in connection with a Loan denominated in a Designated Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits (or in deposits of the applicable Designated Foreign Currency) in the London interbank market; provided further, that when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro.

“Calculation Date” shall mean (a) the date of delivery of each Borrowing Request with respect to the European Revolving Commitments or the European Swingline Commitment, (b) the date of issuance, extension or renewal of any European Letter of Credit, (c) the date of conversion or continuation of any European Revolving Borrowing pursuant to Section 2.10, (d) the last Business Day of each calendar quarter and (e) each other date occurring no earlier than 30 days after the last Calculation Date on which the Exchange Rate is calculated at the General Administrative Agent’s discretion.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Loans and other extensions of credit under the several Classes and collections thereunder established under Section 9.16.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 9.16.

“CAM Exchange Date” shall mean the date on which either (a) any event referred to in paragraph (g) or (h) of Article VII shall occur in respect of Holdings or either Borrower or (b) the Loans shall have been declared immediately due and payable pursuant to Article VII.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to such CAM Exchange Date.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings and its consolidated Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case (a) any such expenditure made in accordance with the terms of this Agreement (i) to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) with the proceeds of the sale or other disposition of any assets or (iii) as the purchase price of any Permitted Acquisition or any investment in Equity Interests permitted by Section 6.04, and (b) any such expenditure to the extent resulting from the trade-in of equipment or other assets.  For purposes of determining the Fixed Charge Coverage Ratio for the periods ended on March 31, 2004, June 30, 2004, and September 30, 2004, Capital Expenditures will be deemed to be equal to (i) for the fiscal quarter ended June 30, 2003, $2,800,000, (ii) for the fiscal quarter ended September 30, 2003, $2,800,000, and (iii) for the fiscal quarter ended December 31, 2003, $4,000,000.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall mean any of the following events:

(a)  prior to the initial Public Equity Offering, the Sponsors and their respective Affiliates shall fail to own, directly or indirectly, beneficially and of record, and have the right to vote Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)  after the initial Public Equity Offering, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Investors becomes, directly or indirectly, the beneficial owner of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(c)  at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election or appointment by the board of directors of Holdings or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings then in office;

(d)  the occurrence of any change in control or similar event (however denominated) with respect to Holdings or the U.S. Borrower under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the U.S. Borrower or a Subsidiary is a party; or

(e)  Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the U.S. Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B-1 Loans, Term B-2 Loans, Other Term Loans, U.S. Swingline Loans, European Swingline Loans, U.S. Revolving Loans or European Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term B-1 Commitment, Term B-2 Commitment, Incremental Term Commitment, U.S. Revolving Commitment, European Revolving Commitment, U.S. Swingline Commitment or European Swingline Commitment.

“Closing Date” shall mean December 17, 2003.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the U.S. Collateral and the European Collateral.

“Collateral Agents” shall mean the U.S. Collateral Agent and the European Collateral Agent.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitments, Term Loan Commitments and/or Swingline Commitments.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Holdings dated November 2003.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense and any non-cash interest expense and letter of credit issuance costs for such period, (ii) consolidated income tax expense for such period (and, without duplication, in respect of repatriations of income and Tax Distributions made during such period), (iii) all amounts attributable to depreciation and amortization for such period (including any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and amortization charges or write-offs of deferred financing costs and debt issuance costs), (iv) any non-recurring non-capitalized costs in connection with financings, acquisitions, dispositions or the establishment of joint ventures, strategic alliances or similar arrangements during such period (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to its stated maturity pursuant to the to agreements or instruments governing such Indebtedness), (v) Systems/Organizational Establishment Expenses and other non-recurring restructuring, start-up and other similar costs (including expenses in connection with Incentive Arrangements of the type described in clause (e) of the definition thereof) in connection with the Acquisition and paid or otherwise accounted for within 24 months of the consummation of the Acquisition, in an aggregate amount not in excess of $15,000,000, (vi) Systems/Organizational Establishment Expenses and other non-recurring restructuring, start-up and other similar costs (including expenses in connection with Incentive Arrangements of the type described in clause (e) of the definition thereof) in connection with Permitted Acquisitions consummated after the Closing Date in an aggregate amount not in excess of $5,000,000 in any fiscal year of Holdings, (vii) non-recurring expenses in connection with Incentive Arrangements of a type described in clauses (a) through (d) of the definition thereof in connection with the Acquisition or Permitted Acquisitions consummated after the Closing Date, (viii) amounts paid or accrued under the Management Consulting Agreement during such period and (ix) any other non-cash charges (other than the writedown of accounts receivable or inventory held for sale (other than in connection with the Acquisition or any Permitted Acquisition)) for such period, and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of reserves and other non-cash charges added to Consolidated Net Income after the date hereof pursuant to clause (a)(ix) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.  For purposes of determining the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Leverage Ratio as of or for the periods ended on March 31, 2004, June 30, 2004 and September 30, 2004, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended June 30, 2003, $20,300,000, (ii) for the fiscal quarter ended September 30, 2003, $27,900,000 and (iii) for the fiscal quarter ended December 31, 2003, $20,500,000.

“Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of long term Indebtedness of Holdings and the Subsidiaries (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of long term Indebtedness of Holdings and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due during such period, (d) Capital Expenditures for such period (other than in connection with restructuring and start-up costs relating to the Acquisition or any Permitted Acquisition and capitalized fees and expenses), (e) the aggregate amount of Taxes paid in cash by Holdings and the Subsidiaries during such period and (f) the aggregate amount of Restricted Payments made by Holdings and the Subsidiaries during such period in respect of taxes or Tax Distributions.  For purposes of determining the Fixed Charge Coverage Ratio for the period of four consecutive quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, Consolidated Fixed Charges (other than Capital Expenditures, which shall be calculated as provided in the definition of such term) shall be deemed to be equal to (a) the Consolidated Fixed Charges for the fiscal quarter ended March 31, 2004, multiplied by 4, (b) the Consolidated Fixed Charges for the two consecutive fiscal quarters ended June 30, 2004, multiplied by 2 and (c) the Consolidated Fixed Charges for the three consecutive fiscal quarters ended September 30, 2004, multiplied by 4/3, respectively.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) the aggregate amount of all dividends in respect of Disqualified Capital Stock paid in cash by Holdings and the Subsidiaries during such period.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Subsidiary with respect to interest rate Hedging Agreements.  For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the fiscal quarter ended March 31, 2004, multiplied by 4, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended June 30, 2004, multiplied by 2 and (c) the Consolidated Interest Expense for the three consecutive fiscal quarters ended September 30, 2004, multiplied by 4/3, respectively.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by an Ultimate Parent during such period as though such charge, tax or expense had been incurred by Holdings, to the extent that Holdings has made any payment to or for the account of such Ultimate Parent in respect thereof); provided, however, that there shall be excluded (a) the income of any Subsidiary (other than a Loan Party party to the U.S. Guarantee and Collateral Agreement) to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment or decree applicable to such Subsidiary, except to the extent cash equal to such income (or a portion thereof) for such period is actually distributed by such Subsidiary in cash to such a Loan Party or is readily procurable by such a Loan Party from such Subsidiary pursuant to an intercompany loan, a repurchase of Equity Interests or otherwise, (b) any gains or losses attributable to sales of assets out of the ordinary course of business and any extraordinary gains or losses and (c) the cumulative effect of any change in accounting principles.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“CSFB” shall have the meaning set forth in the preamble.

“Currency” shall mean Dollars or any Designated Foreign Currency.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Holdings and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans, Swingline Loans and other revolving Indebtedness.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, (b) notified an Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or has been taken over by any regulatory authority or agency.

“Designated Foreign Currencies” shall mean Sterling and Euro.

“Designated Obligations” shall mean all obligations of the Loan Parties with respect to (a) principal of and interest on the Loans of each Class, (b) unreimbursed L/C Disbursements and interest thereon and (c) all Facility Fees and L/C Participation Fees with respect thereto.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date and in each case except to the extent that payment thereof may be made solely with Equity Interests that are not themselves Disqualified Capital Stock, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in (a) above at any time on or prior to the first anniversary of the Term Loan Maturity Date.

“Dollar Equivalent” shall mean, on any date of determination, with respect to any amount denominated in any Currency other than Dollars, the equivalent in Dollars of such amount, determined by the General Administrative Agent pursuant to Section 1.05 using the applicable Exchange Rate with respect to such Currency at the time in effect.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any such person whose only assets (other than insignificant assets) consist of Equity Interests of a person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the European Base Rate.  Notwithstanding anything to the contrary contained herein, Loans may be made or maintained as EBR Revolving Loans only to the extent specified in Section 2.08, 2.10(vii) or 2.15.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“Equity Issuance” shall mean any issuance or sale by Holdings or any Subsidiary of any Equity Interests (other than Disqualified Capital Stock) of Holdings or any Subsidiary, as applicable, except in each case for (a) any issuance of Equity Interests by Holdings, the Net Cash Proceeds of which are contributed as common equity to a Borrower to fund all or a portion of the purchase price of a Permitted Acquisition, (b) any issuance or sale to any Permitted Investor (other than any such person acting in the capacity of an underwriter or placement agent with regard to such Equity Issuance), Holdings or any Subsidiary, (c) any issuance of directors’ qualifying shares and (d) sales or issuances of common or ordinary shares of Holdings to management, employees, directors or consultants of Holdings or any Subsidiary.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or

Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by Holdings or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by Holdings or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Holdings or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any such Subsidiary could otherwise be liable; or (i) any Foreign Benefit Event.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Administrative Agent” shall mean CSFB, acting through any of its affiliates or branches, as administrative agent for the European Lenders under this Agreement, and any successor thereto appointed pursuant to Article VIII.

“European Base Rate” shall mean, for any day with respect to any Designated Foreign Currency, the rate of interest determined by the European Administrative Agent and notified to the European Borrower to be its prime rate for daily rate loans in the applicable Designated Foreign Currency.  The European Base Rate is intended to be a “lending” rate and not a “funding” rate, and may not be the lowest rate then available to other customers of the European Administrative Agent for loans in such Designated Foreign Currency.  The determination by the European Administrative Agent of the European Base Rate shall be conclusive.

“European Borrower” shall have the meaning set forth in the preamble.

“European Collateral” shall mean all the (i) “Collateral” as defined in the French Pledge Agreements and the Luxembourg Pledge Agreements and (ii) “Shares” or “Interests” as defined in the German Pledge Agreements.

“European Collateral Agent” shall mean CSFB, acting through any of its affiliates or branches, as collateral agent for the European Lenders under this Agreement and the European Security Documents, and any successor thereto pursuant to Article VIII.

“European Guarantee Agreement” shall mean the European Guarantee Agreement, substantially in the form of Exhibit E, among the European Borrower, Sensus Metering Systems (Bermuda 3) Ltd., a company organized under the laws of Bermuda, Sensus Metering Systems (LuxCo 1) s.àr.l., à société a responsabilité limitée incorporated under Luxembourg law, the Subsidiaries of the European Borrower party thereto and the European Collateral Agent for the benefit of the European Secured Parties.

“European L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a European Letter of Credit.

“European L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding European Letters of Credit denominated in Dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding European Letters of Credit denominated in a Designated Foreign Currency at such time, (c) the aggregate principal amount of all European L/C Disbursements denominated in Dollars that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all European L/C Disbursements denominated in a Designated Foreign Currency that have not yet been reimbursed at such time.  The European L/C Exposure of any European Revolving Lender at any time shall equal its European Pro Rata Percentage of the aggregate European L/C Exposure at such time.

“European Lenders” shall mean the Term B-2 Lenders and the European Revolving Lenders.

“European Letter of Credit” shall mean any letter of credit issued by an Issuing Bank pursuant to Section 2.23 at the request of the European Borrower for the account of Holdings or any Subsidiary.  A European Letter of Credit may be denominated in Dollars or a Designated Foreign Currency.

“European Obligations” shall mean all obligations defined as “European Obligations” in the European Guarantee Agreement and the other European Security Documents.

“European Pledge Agreements” shall mean the German Pledge Agreements, the French Pledge Agreements and the Luxembourg Pledge Agreements.

“European Pledged Collateral” shall mean the Equity Interests and intercompany notes (and the proceeds thereof) pledged by the Loan Parties to the European Collateral Agent under the European Pledge Agreements, for the ratable benefit of the European Secured Parties, to secure the European Obligations.

“European Pro Rata Percentage” shall mean, with respect to any European Revolving Lender at any time, the percentage of the aggregate amount of European Revolving Commitments as in effect at such time represented by such European Lender’s European Revolving Commitment.  In the event that the European Revolving Commitments shall have expired or have terminated, the European Pro Rata Percentages shall be determined on the basis of the European Revolving Commitments most recently in effect.

“European Revolving Borrowing” shall mean a Borrowing comprised of European Revolving Loans.

“European Revolving Commitment” shall mean, with respect to each European Revolving Lender, its commitment set forth on Schedule 2.01 (or in the Assignment and Acceptance pursuant to which it shall have assumed its European Revolving Commitment) to make European Revolving Loans to either Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.25 or (c) reduced or increased from time to time pursuant to assignments by or to such European Lender pursuant to Section 9.04.  The aggregate amount of the European Revolving Commitments on the Closing Date is $30,000,000.

“European Revolving Exposure” shall mean, with respect to any European Revolving Lender at any time, the sum of (a) the aggregate principal amount of all European Revolving Loans of such Lender denominated in Dollars, (b) the Dollar Equivalent of the principal amounts of such Lender’s European Revolving Loans denominated in Designated Foreign Currencies, (c) the aggregate amount at such time of such Lender’s European Swingline Exposure and (d) the aggregate amount at such time of such Lender’s European L/C Exposure.

“European Revolving Lender” shall mean a Lender with a European Revolving Commitment and/or an outstanding European Revolving Loan.

“European Revolving Loans” shall mean revolving loans made by the European Revolving Lenders to either Borrower pursuant to clause (iv) of Section 2.01(a).  European Revolving Loans may be denominated in Dollars or a Designated Foreign Currency.

“European Secured Parties” shall have the meaning assigned to the term “European Secured Parties” in the European Guarantee Agreement.

“European Security Documents” shall mean the European Guarantee Agreement, the European Pledge Agreements and each of the pledge agreements and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 and that secure only the European Obligations.

“European Swingline Commitment” shall mean the commitment of the Swingline Lender to make European Swingline Loans pursuant to Section 2.22, as such commitment may be reduced from time to time pursuant to Section 2.09 or Section 2.22.  The amount of the European Swingline Commitment on the Closing Date is $6,000,000.

“European Swingline Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all European Swingline Loans denominated in Dollars outstanding at such time and (b) the Dollar Equivalent of the aggregate principal amount of all European Swingline Loans denominated in a Designated Foreign Currency outstanding at such time.  The European Swingline Exposure of any European Revolving Lender at any time shall equal its European Pro Rata Percentage of the aggregate European Swingline Exposures at such time.

“European Swingline Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of Holdings and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Holdings and the Subsidiaries with respect to such fiscal year (and, without duplication, all Tax Distributions made during such period), (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year, and cash expenditures to fund Permitted Acquisitions and other investments permitted under Section 6.04 during such fiscal year, in each case except to the extent financed with the proceeds of Indebtedness, equity issuances or other proceeds that would not be included in Consolidated EBITDA, (iv) repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made by Holdings and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn (at the time a prepayment with respect to Excess Cash Flow is required hereunder) and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) cash payments in respect of long-term liabilities (other than Indebtedness) made during such fiscal year, (vi) Restricted Payments permitted under Section 6.06 and made in cash during such fiscal year, (vii) cash expenditures made during such fiscal year in respect of accruals and reserves in effect as of the Closing Date, (viii) other cash expenditures during such fiscal year that were added back in determining Consolidated EBITDA pursuant to the definition of the term “Consolidated EBITDA”, (ix) cash payments made by Holdings and the Subsidiaries during such fiscal year as a purchase price adjustment pursuant to the Purchase Agreement and (x) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Exchange Rate” shall mean, on any day, with respect to any Designated Foreign Currency, the rate at which such Designated Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Designated Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the General Administrative Agent and Holdings, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the General Administrative Agent in the market where its foreign currency exchange operations in respect of such Designated Foreign Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the General Administrative Agent, after consultation with Holdings, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” shall mean, with respect to either Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of either Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located, (b) any branch profits or similar taxes imposed by any jurisdiction described in clause (a) above and (c) (i) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) or (ii) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.20(a).

“Facility Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the General Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated October 21, 2003, among IMS Meters Holdings, Inc., a Delaware corporation, the General Administrative Agent and Goldman Sachs Credit Partners L.P.

“Fees” shall mean the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $10,000,000 by Holdings or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Holdings or any of its Subsidiaries, or the imposition on Holdings or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $10,000,000.

“Foreign Lender” shall mean, as to either Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“French Pledge Agreements” shall mean the collective reference to (a) the Pledge Agreement (relating to shares of Sensus Metering Systems France Holdings) among Sensus Metering Systems (LuxCo 3) s.àr.l., the European Collateral Agent and the other European Secured Parties, (b) the Pledge Agreement (relating to shares of Financiére Pollux) among Sensus Metering Systems France Holdings, the European Collateral Agent and the other European Secured Parties, and (c) the Pledge Agreement (relating to shares of Invensys Metering Systems SAS) among Financiére Pollux, the European Collateral Agent and the other European Secured Parties, each dated December 17, 2003 and each substantially in the form of Exhibit F-2.

“GAAP” shall mean United States generally accepted accounting principles.

“General Administrative Agent” shall mean CSFB, acting through any of its affiliates or branches, as administrative agent for the Lenders under this Agreement, and any successor thereto appointed pursuant to Article VIII.

“German Pledge Agreements” shall mean the collective reference to (a) the Share Pledge Agreement (relating to shares of Blitz F03-1420 GmbH) among Sensus Metering Systems (LuxCo 3) s.àr.l., the European Collateral Agent and the other European Secured Parties, (b) the Share Pledge Agreement (relating to shares of Invensys Metering Systems Holding GmbH) among Blitz F03-1420 GmbH, the European Collateral Agent and the other European Secured Parties, (c) the Share Pledge Agreement (relating to shares of IMServ GmbH, Invensys Metering Systems GmbH Hannover and Invensys Metering Systems GmbH Ludwigshafen) among Invensys Metering Systems Holding GmbH, the European Collateral Agent and the other European Secured Parties, and (d) the Interest Pledge Agreement (relating to interests in Pollux Meter GmbH & Co. KG) among Invensys Metering Systems Holding GmbH, IMServ GmbH, the European Collateral Agent and the other European Secured Parties, each dated December 17, 2003 and each substantially in the form of Exhibit F-1.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” shall mean Holdings, the U.S. Borrower and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” shall have the meaning set forth in the preamble.

“Holdings Equity Contribution” shall mean the indirect contribution by the Permitted Investors and certain other investors of $195,000,000 in cash to Holdings in the form of common and/or preferred equity or other capital contribution, which cash shall be used by Holdings to finance in part the Acquisition and to pay related fees and expenses.

“Immaterial Subsidiary” shall mean, at any time, (a) the Subsidiaries set forth on Schedule 1.01(c), and (b) any Subsidiary that (i) contributed 2.5% or less of the Consolidated EBITDA of Holdings and the Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, and (ii) had consolidated assets representing 2.5% or less of the total consolidated assets of Holdings and the Subsidiaries on the last day of the most recent fiscal quarter ended on or prior to the date of determination.

“Incentive Arrangements” shall mean any (a) earn-out arrangements, (b) share or stock appreciation rights, (c) “phantom” share or stock plans, (d) non-competition agreements and (e) other incentive and bonus plans entered into by Holdings or any Subsidiary for the benefit of, and in order to retain, executives, officers or employees of persons or businesses in connection with the Acquisition or with the Permitted Acquisition of such person or business after the Closing Date.

“Incremental Revolving Facility Amount” shall mean, at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate increase in the Revolving Commitments established prior to such time pursuant to Section 2.25.

“Incremental Term Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to a Borrower.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the aggregate amount of all Incremental Term Commitments established prior to such time pursuant to Section  2.24.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the General Administrative Agent, among the applicable Borrower, the General Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(b).  Incremental Term Loans may be made in the form of additional Term B-1 Loans, additional Term B-2 Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), which purchase price is due more than 90 days after the purchase of such property or service, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances, (j) all obligations of such person under or in respect of Hedging Agreements and (k) all obligations of such person in respect of Disqualified Capital Stock of such person.  For purposes of determining the amount of Indebtedness of any person under clause (j) of the preceding sentence, the amount of the obligations of such person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such person would be required to pay if such Hedging Agreement were terminated at such time.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor by contract, as a matter of law or otherwise, and shall not include any Indebtedness of any such partnership that is expressly non-recourse to such person.  Notwithstanding the foregoing, “Indebtedness” shall not include obligations arising under agreements of Holdings or a Subsidiary providing for indemnification, adjustment of purchase price or other post-closing payment adjustments, including wholly contingent earn-outs and other similar arrangements, in each case incurred in connection with the disposition or acquisition of the assets of any person, a business of any person or the Equity Interests in any person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan or EBR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurocurrency Borrowing or conversion of a Eurocurrency Borrowing to an ABR Borrowing or an EBR Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an Interest Period of such duration available), as the relevant Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) CSFB, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by

Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursements” shall mean the U.S. L/C Disbursements and the European L/C Disbursements.

“L/C Exposures” shall mean the U.S. L/C Exposures and the European L/C Exposures.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letters of Credit” shall mean the U.S. Letters of Credit and the European Letters of Credit.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date; provided, however, that for purposes of calculating the Leverage Ratio, unrestricted cash on hand at Holdings and the Subsidiaries in an aggregate amount not to exceed $15,000,000 on such date shall be deducted from the amount of Total Debt on such date.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the Currency of such Borrowing (as set forth by any service selected by the Applicable Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Applicable Administrative Agent to be the average of the rates per annum at which deposits in the Currency of such Borrowing are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Security Documents and each Incremental Term Loan Assumption Agreement.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Local Time” shall mean (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars, New York City time, and (b) with respect to a Loan, Borrowing or Letter of Credit denominated in a Designated Foreign Currency, London time.

“Luxembourg Pledge Agreements” shall mean the collective reference to (a) the Pledge Over Shares (relating to shares of Sensus Metering Systems (LuxCo 1) s.àr.l.) between Sensus Metering Systems (Bermuda 3) Ltd. and the European Collateral Agent, (b) the Pledge Over Shares (relating to shares of the European Borrower) between Sensus Metering Systems (LuxCo 1) s.àr.l. and the European Collateral Agent, (c) the Pledge Over Shares (relating to shares of Invensys Metering Systems (LuxCo 3) s.àr.l.) between the European Borrower and the European Collateral Agent, (d) the Pledge Over Claims Agreement between the European Borrower and the European Collateral Agent, and (e) the Pledge Over Claims Agreement between Sensus Metering Systems (Bermuda 3) Ltd. and the European Collateral Agent, each dated December 17, 2003 and each substantially in the form of Exhibit F-3.

“Management Consulting Agreement” shall mean the Management Consulting Agreement, dated as of December 17, 2003, by and among The Jordan Company, L.P., a Delaware limited partnership, Sensus Metering Systems (Bermuda 1) Ltd., a company organized under the laws of Bermuda, and its direct and indirect subsidiaries, as amended, restated or otherwise modified from time to time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, or (b) a material impairment of the ability of Holdings or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.

“Minority Holder Acknowledgement, Consent and Waiver” shall mean an agreement substantially in the form of Exhibit I, with such modifications to such form as may be reasonably approved by the General Administrative Agent.

“Mortgaged Properties” shall mean, initially, the real properties owned by the Loan Parties specified on Schedule 1.01(b), and shall include each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.09, each substantially in the form of Exhibit J.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which Holdings or any ERISA Affiliate shall have any liability.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable investment banker’s fees, broker’s fees or commissions, transfer and similar taxes, Holdings’ good faith estimate of income taxes paid or payable in connection with such sale and legal fees and other costs and expenses incurred in connection therewith), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if no Event of Default shall have occurred and shall be continuing at the time of the receipt of such proceeds or at the proposed time of the application thereof, such proceeds shall not constitute Net Cash Proceeds to the extent reinvested or contractually committed to be reinvested in assets of a kind then used or usable in the business of Holdings and the Subsidiaries within 360 days of such receipt; and (b) with respect to (i) any issuance of Indebtedness, (ii) any Equity Issuance or (iii) the transfer of Receivables pursuant to the Receivables Program, the cash proceeds thereof, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, legal fees and other costs and other expenses incurred in connection therewith.

“Obligations” shall mean the U.S. Obligations and the European Obligations.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit G, prepared, signed and delivered by Holdings and the U.S. Borrower.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A-1” (or higher) from Standard & Poor’s Ratings Service or “P-1” (or higher) from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the General Administrative Agent or any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (b) or (c) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsors and their respective Affiliates and (b) the management, employees and directors of Holdings or any Subsidiary on or after the Closing Date and prior to April 1, 2004.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the General Administrative Agent as its prime rate in effect at its principal office in New York City.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed Permitted Acquisition or Asset Sale, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisition had been consummated and incurred at the beginning of such period.  In making the calculations referred to above, pro forma effect shall be given to events that are directly attributable to the proposed Permitted Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact (a) as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and/or (b) as reasonably determined by Holdings and, in each case, as certified by a Financial Officer of Holdings; provided, however, that the aggregate amount of the adjustments made pursuant to clause (b) for any period of four consecutive fiscal quarters shall not exceed 5% of the Consolidated EBITDA (calculated without giving any effect to the proposed Permitted Acquisition or Asset Sale) for such period.

“Pro Forma Compliance” shall mean, at any date of determination, that Holdings shall be in pro forma compliance with the covenants set forth in Sections 6.10, 6.11 and 6.12 as of the date of such determination or the last day of the most recent fiscal-quarter end, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the General Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Percentage” shall mean, as the context may require, the U.S. Pro Rata Percentage or the European Pro Rata Percentage.

“Public Equity Offering” shall mean an underwritten public offering of common shares of, and by, Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended, which yields not less than $50,000,000 in Net Cash Proceeds to Holdings.

“Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of October 21, 2003, among IMS Meters Holdings, Inc., Invensys plc, Invensys Inc., Invensys International Holdings Limited, BTR Industries Limited, Foxboro Iberica SA, BTR France SAS, Invensys Holdings Limited and Invensys SA (Pty) Ltd., as amended by that certain amendment thereto dated as of December 17, 2003.

“Receivables” shall mean all accounts receivable (whether now existing or arising in the future) of Holdings or any Subsidiary, all collateral securing such accounts receivable, all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) that are customarily transferred in connection with asset securitization transactions involving accounts receivable.

“Receivables Program” shall mean any transaction or series of transactions entered into by Holdings or any Subsidiary pursuant to which Holdings or any Subsidiary sells, conveys or otherwise transfers to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any Subsidiary) or (b) one or more special purpose entities which are not Affiliates of Holdings or any Subsidiary (in the case of a transfer by a Receivables Subsidiary), any Receivables, provided that any such sale, conveyance or transfer is in exchange for consideration equal to the fair market value of such Receivables (i.e., a “true sale”), including cash in an amount equal to at least 75% of the book value of such Receivables as determined in accordance with GAAP (it being understood that investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash for purposes of such 75% test if the Receivables Subsidiary or other payor is required to repay such investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with persons that are not Affiliates of Holdings entered into as part of a Receivables Program).

“Receivables Subsidiary” shall mean a wholly owned Subsidiary of Holdings which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the board of directors of Holdings (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any related obligations (including with respect to principal, premium, interest, penalties, fees, indemnifications, reimbursements and all other amounts payable pursuant to the documentation such Indebtedness), contingent or otherwise, of which (i) is Guaranteed by Holdings or any other Subsidiary (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Receivables Program), (ii) is recourse to or obligates Holdings or any other Subsidiary in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Receivables Program or (iii) subjects any property or asset (including contract rights) of Holdings or any other Subsidiary (other than accounts receivable and related assets as provided in the definition of  “Receivables Program”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Receivables Program, (b) with which none of Holdings or any other Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Holdings, other than customary fees payable in connection with servicing accounts receivable and (c) with which none of Holdings or any other Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Holdings shall provide written notice to the General Administrative Agent of any such designation by the board of directors of Holdings, which notice shall be accompanied by a certified copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate of a Financial Officer of Holdings certifying that such designation complied with the foregoing conditions.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is administered, advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11.  Unless the context otherwise requires, the term “Repayment Date” shall also include each Incremental Term Loan Repayment Date.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Commitments and Term Loan Commitments at such time; provided, however, that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time.

“Reset Date” shall have the meaning assigned to such term in Section 1.05.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitments” shall mean the U.S. Revolving Commitments and the European Revolving Commitments.

“Revolving Credit Maturity Date” shall mean December 17, 2009.

“Revolving Exposures” shall mean, with respect to any Lender, such Lender’s U.S. Revolving Exposure and European Revolving Exposure.

“Revolving Lenders” shall mean the U.S. Revolving Lenders and the European Revolving Lenders.

“Revolving Loans” shall mean the U.S. Revolving Loans and the European Revolving Loans.

“Secured Parties” shall mean the U.S. Secured Parties and the European Secured Parties.

“Security Documents” shall mean the U.S. Security Documents and the European Security Documents.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsors” shall mean The Resolute Fund L.P., a Delaware limited partnership, and GS Capital Partners 2000, L.P., a Delaware limited partnership.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the General Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” shall mean the lawful money of the United Kingdom.

“Subordinated Notes” shall mean the U.S. Borrower’s 8-⅝% Senior Subordinated Notes due 2013, in an initial aggregate principal amount of $275,000,000.

“Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, company, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Holdings or a Borrower; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Loan Documents.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the U.S. Guarantee and Collateral Agreement or the European Guarantee Agreement.

“Swingline Commitments” shall mean the U.S. Swingline Commitment and the European Swingline Commitment.

“Swingline Exposure” shall mean the U.S. Swingline Exposure and the European Swingline Exposure.

“Swingline Lender” shall mean Credit Suisse First Boston, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the U.S. Swingline Loans and the European Swingline Loans.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings or any Subsidiary of any Equity Interest or Restricted Indebtedness

of Holdings or a Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness of Holdings or a Subsidiary; provided, however, that no Incentive Arrangement or any other phantom share or stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Systems/Organizational Establishment Expenses” shall mean, without duplication,  all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Subsidiaries in establishing financial, information technology and other similar systems of Holdings and the Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the Acquired Business as a standalone business following the Acquisition, and any similar systems establishment and implementation and transition and integration costs incurred in connection with any Permitted Acquisition.

“Tax Distribution” shall mean any payment made by Holdings to an Ultimate Parent or any direct or indirect holder of Equity Interests of an Ultimate Parent solely in respect of the U.S. Federal and applicable state and local income tax liabilities of an Ultimate Parent or any direct or indirect holder of Equity Interests in an Ultimate Parent directly attributable to (or arising as a result of) the operations of Holdings and the Subsidiaries (other than taxes arising as result of a dividend or distribution to such person); provided that no such payment shall be in an amount that exceeds the amount of taxes actually paid or payable in cash to the applicable taxing authority by any such person during or in respect of the applicable tax period, as reasonably determined by Holdings based on information provided by an Ultimate Parent or any direct or indirect holder of Equity Interests of an Ultimate Parent.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term B-1 Commitment” shall mean, with respect to each Term B-1 Lender, its commitment set forth on Schedule 2.01 (or in the Assignment and Acceptance pursuant to which it shall have assumed its Term B-1 Commitment) to make Term B-1 Loans to the U.S. Borrower, as the same may be (a) increased from time to time pursuant to Section 2.24 or (b) reduced or increased from time to time pursuant to assignments by or to such Term B-1 Lender pursuant to Section 9.04.  The aggregate amount of the Term B-1 Commitments on the Closing Date is $200,000,000.

“Term B-1 Lender” shall mean a Lender with a Term B-1 Commitment and/or an outstanding Term B-1 Loan.

“Term B-1 Loans” shall mean the term loans made by the Term B-1 Lenders to the U.S. Borrower pursuant to clause (i) of Section 2.01(a).

“Term B-2 Commitment” shall mean, with respect to each Term B-2 Lender, its commitment set forth on Schedule 2.01 (or in the Assignment and Acceptance pursuant to which it shall have assumed its Term B-2 Commitment) to make Term B-2 Loans to the European

Borrower in Dollars, as the same may be (a) increased from time to time pursuant to Section 2.24 or (b) reduced or increased from time to time pursuant to assignments by or to such Term B-2 Lender pursuant to Section 9.04.  The aggregate amount of the Term B-2 Commitments on the Closing Date is $30,000,000.

“Term B-2 Lender” shall mean a Lender with a Term B-2 Commitment and/or an outstanding Term B-2 Loan.

“Term B-2 Loans” shall mean the term loans made by the Term B-2 Lenders to the European Borrower pursuant to clause (ii) of Section 2.01(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans or Incremental Term Loans.

“Term Lenders” shall mean the Term B-1 Lenders and the Term B-2 Lenders.  Unless the context shall otherwise require, the term “Term Lenders” shall also include the Incremental Term Lenders.

“Term Loan Commitments” shall mean the Term B-1 Commitments and the Term B-2 Commitments.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall also include the Incremental Term Commitments.

“Term Loan Maturity Date” shall mean December 17, 2010.

“Term Loans” shall mean the Term B-1 Loans and the Term B-2 Loans.  Unless the context shall otherwise require, the term “Term Loans” shall also include Incremental Term Loans.

“Total Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries as of such date, determined on a consolidated basis (other than (a) Indebtedness of the type referred to in clause (j) of the definition of the term “Indebtedness”, (b) Indebtedness of the type referred to in clause (h) of the definition of the term “Indebtedness”, except to the extent of unreimbursed drawings thereunder, and (c) Indebtedness of the type referred to in Section 6.01(f) that is not then due and payable by Holdings or a Subsidiary).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by Holdings and its Subsidiaries of the Purchase Agreement and the consummation of the Acquisition, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrowers, the making of the initial Borrowings hereunder, (c) the execution, delivery and performance by the Loan Parties of the Subordinated Note Documents to which they are a party and, in the case of the U.S. Borrower, the issuance of the Subordinated Notes, (d) the payment of the Acquisition Consideration and (e) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the Alternate Base Rate and the European Base Rate.

“Ultimate Parent” shall mean (a) Sensus Metering Systems (Bermuda 1) Ltd., a company organized under the laws of Bermuda and (b) any other entity of which Holdings becomes a wholly owned subsidiary after the Closing Date.

“Unrestricted Subsidiary” shall mean any Subsidiary organized or acquired directly or indirectly by Holdings after the Closing Date that, substantially contemporaneously with such organization or acquisition, Holding designates as an “Unrestricted Subsidiary” by written notice to the General Administrative Agent.  No Unrestricted Subsidiary may own any Equity Interests of a Subsidiary; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may redesignate any Unrestricted Subsidiary as a “Subsidiary” by written notice to the General Administrative Agent and by complying with the applicable provisions of Section 5.09.

“U.S. Borrower” shall have the meaning set forth in the preamble.

“U.S. Collateral” shall mean all “Collateral” as defined in any U.S. Security Document.

“U.S. Collateral Agent” shall mean CSFB, acting through any of its affiliates or branches, as collateral agent for the U.S. Lenders under this Agreement and the U.S. Security Documents, and any successor thereto pursuant to Article VIII.

“U.S. Guarantee and Collateral Agreement” shall mean the U.S. Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the U.S. Borrower, Holdings, the Domestic Subsidiaries party thereto and the U.S. Collateral Agent for the benefit of the Secured Parties.

“U.S. L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a U.S. Letter of Credit.

“U.S. L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time and (b) the aggregate principal amount of all U.S. L/C Disbursements that have not yet been reimbursed at such time.  The U.S. L/C Exposure of any U.S. Revolving Lender at any time shall equal its U.S. Pro Rata Percentage of the aggregate U.S. L/C Exposure at such time.

“U.S. Lenders” shall mean the Term B-1 Lenders and the U.S. Revolving Lenders.

“U.S. Letter of Credit” shall mean any letter of credit issued by an Issuing Bank pursuant to Section 2.23 at the request of the U.S. Borrower for the account of Holdings or any Subsidiary.  All U.S. Letters of Credit will be denominated in Dollars.

“U.S. Obligations” shall mean all obligations defined as “Obligations” in the U.S. Guarantee and Collateral Agreement and the other U.S. Security Documents.

“U.S. Pledged Collateral” shall mean all “Pledged Collateral” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Pro Rata Percentage” shall mean, with respect to any U.S. Revolving Lender at any time, the percentage of the aggregate amount of U.S. Revolving Commitments as in effect at such time represented by such U.S. Lender’s U.S. Revolving Commitment.  In the event that the U.S. Revolving Commitments shall have expired or have terminated, the U.S. Pro Rata Percentages shall be determined on the basis of the U.S. Revolving Commitments most recently in effect.

“U.S. Revolving Borrowing” shall mean a Borrowing comprised of U.S. Revolving Loans.

“U.S. Revolving Commitment” shall mean, with respect to each U.S. Revolving Lender, its commitment as set forth on Schedule 2.01 (or in the Assignment and Acceptance pursuant to which it assumed its U.S. Revolving Commitment) to make U.S. Revolving Loans to the U.S. Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.25 or (c) reduced or increased from time to time pursuant to assignments by or to such U.S. Revolving Lender pursuant to Section 9.04.  The aggregate amount of U.S. Revolving Commitments on the Closing Date is $40,000,000.

“U.S. Revolving Exposure” shall mean, with respect to any U.S. Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding U.S. Revolving Loans, (b) the aggregate amount at such time of its U.S. L/C Exposure and (c) the aggregate amount at such time of its U.S. Swingline Exposure.

“U.S. Revolving Lender” shall mean a Lender with a U.S. Revolving Commitment and/or an outstanding U.S. Revolving Loan.

“U.S. Revolving Loans” shall mean the revolving loans made by the U.S. Revolving Lenders to the U.S. Borrower pursuant to clause (iii) of Section 2.01(a).

“U.S. Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the U.S. Guarantee and Collateral Agreement.

“U.S. Security Documents” shall mean the Mortgages, the U.S. Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09, other than the European Security Documents.

“U.S. Swingline Commitment” shall mean the commitment of the Swingline Lender to make U.S. Swingline Loans pursuant to Section 2.22, as such commitment may be reduced from time to time pursuant to Section 2.09 or Section 2.22.  The amount of the U.S. Swingline Commitment on the Closing Date is $6,000,000.

“U.S. Swingline Exposure” shall mean, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time.  The U.S. Swingline Exposure of any U.S.

Revolving Lender at any time shall equal its U.S. Pro Rata Percentage of the aggregate U.S. Swingline Exposures at such time.

“U.S. Swingline Loan” shall have the meaning assigned to such terms in Section 2.22(a).

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Holdings notifies the General Administrative Agent that it wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the General Administrative Agent notifies Holdings that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Holdings’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Holdings and the Required Lenders.

SECTION 1.03.  Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

SECTION 1.04.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “U.S. Eurocurrency

Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “U.S. Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “U.S. Eurocurrency Revolving Borrowing”).

SECTION 1.05.  Exchange Rates.  On each Calculation Date, the General Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency and (ii) give written notice thereof to the Borrowers.  The Exchange Rates so determined shall become effective on such Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 9.05 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Designated Foreign Currencies.

SECTION 1.06.  Redenomination of Certain Designated Foreign Currencies.  (a) On and after the effective date, if any, of the adoption by the United Kingdom of the Euro as its lawful currency, each obligation of any party to this Agreement to make a payment denominated in Sterling shall be redenominated into Euro.  If the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the effective date on which the United Kingdom adopts the Euro as its lawful currency, provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agents, in consultation with the Borrowers, may from time to time specify to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Term B-1 Lender agrees, severally and not jointly, to make a Term B-1 Loan to the U.S. Borrower on the Closing Date, in Dollars, and in a principal amount not to exceed its Term B-1 Commitment, (ii) each Term B-2 Lender agrees, severally and not jointly, to make a Term B-2 Loan to the European Borrower on the Closing Date, in Dollars, and in a principal amount not to exceed its European Term Commitment, (iii) each U.S. Revolving Lender agrees, severally and not jointly, to make U.S. Revolving Loans to the U.S. Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of its U.S. Revolving Commitments in accordance with the terms hereof, in Dollars, and in an aggregate principal amount at any time outstanding that will not result in (A) such U.S. Revolving Lender’s U.S. Revolving Exposure exceeding its U.S. Revolving Commitment or (B) the aggregate amount of the U.S. Revolving Exposure exceeding the aggregate amount of the U.S. Revolving

Commitments, and (iv) each European Revolving Lender agrees, severally and not jointly, to make European Revolving Loans to the U.S. Borrower or the European Borrower in Dollars, or to the European Borrower in one or more Designated Foreign Currencies, from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of its European Revolving Commitment in accordance with the terms hereof, in an aggregate principal amount that will not result in (A) such European Revolving Lender’s European Revolving Exposure exceeding its European Revolving Commitment or (B) the aggregate amount of the European Revolving Exposure exceeding the aggregate amount of the European Revolving Commitments.  Within the limits set forth in clauses (iii) and (iv) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)  Incremental Term Loans.  Each Lender having an Incremental Term Loan Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement and in reliance on the representations and warranties set forth herein and in the other Loan Documents, to make Incremental Term Loans to the U.S. Borrower or the European Borrower, as specified in the applicable Incremental Term Loan Assumption Agreement, in an aggregate principal amount not to exceed its Incremental Term Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02.  Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Term B-1 Commitments, Term B-2 Commitments, U.S. Revolving Commitments, European Revolving Commitments or Incremental Term Commitments, as the case may be.  The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan as required hereunder.  Except for Swingline Loans and Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (except with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii)  equal to the remaining available balance of the applicable Commitments.

(b)  Subject to Sections 2.02(f), 2.08 and 2.15, (i) each Term Borrowing and Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) Revolving Borrowings denominated in a Designated Foreign Currency shall be comprised entirely of Eurocurrency Loans.  Each Lender may at its option make any Eurocurrency Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of applicable Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than six Eurocurrency Borrowings of such Borrower being outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)  Except with respect to Swingline Loans and Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable Currency to such account as the Applicable Administrative Agent may designate not later than 11:00 a.m., Local Time, in the case of a Eurocurrency Borrowing, or 2:00 p.m., New York City time, in the case of an ABR Borrowing, and the Applicable Administrative Agent shall promptly transfer the amounts so received to the account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been satisfied, return the amounts so received to the respective Lenders.

(d)  Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s portion of such Borrowing, such Administrative Agent may assume that such Lender has made such portion available to such Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and such Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If the Applicable Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to such Administrative Agent, such Lender and the applicable Borrower severally agree to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to such Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by such Administrative Agent to represent its cost of overnight or short-term funds in the applicable Currency (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Applicable Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)  If the Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 2.23(e) within the time specified therein (or, in the case of a European Letter of Credit, if the European Borrower shall not have requested a European Swingline Loan or European Revolving Loan in an amount sufficient to repay such L/C Disbursement on or prior to the Business Day following such L/C Disbursement), the Issuing Bank will promptly notify the Applicable Administrative Agent of such L/C Disbursement and such Administrative Agent will promptly notify each U.S. Revolving Lender (in the case of a U.S. L/C Disbursement) or each European Revolving Lender (in the case of a European L/C Disbursement), as the case may be, of such L/C Disbursement and its applicable Pro Rata Percentage thereof.  Each such Revolving Lender shall pay by wire transfer in immediately available funds to the Applicable Administrative Agent (i) on the Business Day after receiving such notice, in the case of a U.S. L/C Disbursement, or (ii) on the third Business Day after receiving such notice, in the case of a European L/C Disbursement, an amount equal to such Revolving Lender’s applicable Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan (in the case of a U.S. L/C Disbursement) or a European Revolving Loan with an Interest Period of one month (in the case of a European L/C Disbursement), as the case may be, of such Revolving Lender and such payment shall be deemed to have reduced the applicable L/C Exposure), and the Applicable Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from each such Revolving Lender.  The General Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from or on behalf of the U.S. Borrower pursuant to Section 2.23(e) prior to the time that any U.S. Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the General Administrative Agent thereafter will be promptly remitted by the General Administrative Agent to each Revolving Lender that shall have made such payments and to the Issuing Bank, as their interests may appear.  If any Revolving Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Applicable Administrative Agent as provided above, such Revolving Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Applicable Administrative Agent for the account of the Issuing Bank at (i) in the case of a Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans of the related Class pursuant to Section 2.06(a) or (b), and (ii) in the case of such Lender, for the first such day, a rate determined by the Applicable Administrative Agent to represent its cost of overnight funds in the relevant Currency, and for each day thereafter, the Alternate Base Rate (for amounts denominated in Dollars) or the European Base Rate for the applicable Designated Foreign Currency (for amounts denominated in Designated Foreign Currencies).

SECTION 2.03.  Borrowing Procedure.  In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), a Borrower shall hand deliver or fax to the Applicable Administrative Agent (or give telephonic notice promptly confirmed by written notice) a duly completed Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before a proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of a proposed Borrowing, and  (c) in the case of an EBR Borrowing, not later than 1:00 p.m., Local Time, one Business Day before a proposed Borrowing.  Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information:  (i) whether the Borrowing then being requested is to be a Term B-1 Borrowing, a Term B-2 Borrowing, an Incremental Term Borrowing, a U.S. Revolving Borrowing or a European Revolving Borrowing, and whether such Borrowing is to be a Eurocurrency Borrowing, an ABR Borrowing or, subject to the limitations contained in the definition thereof, an EBR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount and Currency of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no Currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected Dollars.  If no election as to the Type of Borrowing is specified, then the applicable Borrower shall be deemed to have selected (i) in the case of a Borrowing denominated in Dollars, an ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Designated Foreign Currency, a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Applicable Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a) Each of the Borrowers hereby unconditionally promises to pay to the Applicable Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to such Borrower as set forth in Section 2.11, and (ii) the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower on the Revolving Credit Maturity Date.  Each of the Borrowers hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the Revolving Credit Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Applicable Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class, Type and Currency thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each Lender hereunder and (iii) the amount of any sum received by such Administrative Agent hereunder from each of the Borrowers or any Guarantor and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Loans made to it in accordance with their terms.

(e)  Any Lender may request that Loans of any Class made by it hereunder be evidenced by a promissory note.  In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form and substance reasonably acceptable to the General Administrative Agent and the applicable Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.  Fees.  (a)  The U.S. Borrower agrees to pay to the General Administrative Agent for the account of each U.S. Revolving Lender a facility fee equal to 0.50% per annum on the daily amount of the U.S. Revolving Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Closing Date or ending with the earlier of the Revolving Credit Maturity Date or the date on which the U.S. Revolving Commitment of such Lender shall expire or be terminated).  The European Borrower agrees to pay to the European Administrative Agent for the account of each European Revolving Lender a facility fee (together with the fee referred to in the preceding sentence, the “Facility Fees”) equal to 0.50% per annum on the daily amount of the European Revolving Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Closing Date or ending with the earlier of the Revolving Credit Maturity Date or the date on which the European Revolving Commitment of such Lender shall expire or be terminated).  Notwithstanding the foregoing, if any Lender continues to have any Revolving Exposure of any Class after its Commitment with respect to such Class terminates, then the Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Exposure of such Class to but excluding the date on which such Lender ceases to have any such Revolving Exposure.  Accrued Facility Fees with respect to any Class of Revolving Commitments shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the date on which all Revolving Commitments of such Class shall have terminated and the Lenders shall have no further Revolving Exposures of such Class.  All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Borrowers agree to pay to the General Administrative Agent, for its own account, the administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)  The U.S. Borrower agrees to pay to each U.S. Revolving Lender, through the General Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the date on which the U.S. Revolving Commitment of such Lender shall expire or be terminated as provided herein, a fee calculated on such Lender’s U.S. Pro Rata Percentage of the daily aggregate U.S. L/C Exposures (excluding the portion thereof attributable to unreimbursed U.S. L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the earlier of the Revolving Credit Maturity Date or the date on which all U.S. Letters of Credit have been canceled or have expired and the U.S. Revolving Commitments shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Eurocurrency Revolving Borrowings pursuant to Section 2.06.  The European Borrower agrees to pay to each European Revolving Lender, through the European Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the date on which the European Revolving Commitment of such Lender shall expire or be terminated as provided herein, a fee (together with the fee referred to in the preceding sentence, the “L/C Participation Fees”) calculated on such Lender’s European Pro Rata Percentage of the daily aggregate European L/C Exposures (excluding the portion thereof attributable to unreimbursed European L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the earlier of the Revolving Credit Maturity Date or the date on which all European Letters of Credit have been canceled or have expired and the European Revolving Commitments shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Eurocurrency Revolving Borrowings pursuant to Section 2.06.  Each Borrower agrees to pay to the Issuing Bank with respect to each Letter of Credit issued at the request of such Borrower the fronting, issuance and drawing fees separately agreed upon from time to time between such Borrower and the Issuing Bank (the “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)  All Fees shall be paid on the dates due, in immediately available funds, to the Applicable Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank.  All Facility Fees shall be payable in Dollars.  All L/C Participation Fees and Issuing Bank Fees shall be payable in the Currencies of the related Letters of Credit.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, each U.S. Swingline Loan and each European Swingline Loan denominated in Dollars shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)  Subject to the provisions of Section 2.07, the Loans comprising each EBR Borrowing and each European Swingline Loan denominated in a Designated Foreign Currency, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, calculated from and including the date of such Loan to but excluding the date of repayment thereof) at a rate per annum equal to the European Base Rate plus the Applicable Percentage in effect from time to time.

(c)  Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(d)  Interest on each Loan shall be payable to the Applicable Administrative Agent on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate, Adjusted LIBO Rate or European Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  Any amount (whether of principal, interest, Fees or otherwise) not paid by the applicable Borrower when due hereunder or under any other Loan

Document shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable thereto pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Borrowing plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Applicable Administrative Agent shall have determined that deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Applicable Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders.  In the event of any such determination, until the Applicable Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be (a) a request for an ABR Borrowing, if such Borrowing is denominated in Dollars, or (b) a request for an EBR Borrowing, if such Borrowing is denominated in a Designated Foreign Currency.  Each determination by the Applicable Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.  (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitments and the L/C Commitments shall automatically terminate on the Revolving Credit Maturity Date.  Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on January 31, 2004, if the initial Credit Event shall not have occurred by such time.

(b)  Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Applicable Administrative Agent, either Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Commitments extended to such Borrower; provided, however, that (i) each partial reduction of any Term Loan Commitments or any Revolving Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $2,500,000, (ii) the U.S. Revolving Commitments shall not be reduced to an amount that is less than the aggregate U.S. Revolving Exposure at the time, and (iii) the European Revolving Commitments shall not be reduced to an amount that is less than the aggregate European Revolving Exposure at the time.

(c)  Each reduction in Term Loan Commitments or Revolving Commitments of a Class hereunder shall be made ratably among the Lenders in accordance with their respective Commitments of the applicable Class.  The applicable Borrower shall pay to the Applicable Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Revolving Commitments, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrowers shall have the right at any time upon prior irrevocable notice to the Applicable Administrative Agent (a) not later than 1:00 p.m., Local Time, on the day of conversion, to convert any Eurocurrency Borrowing denominated in Dollars into an ABR Borrowing, (b) not later than 1:00 p.m., Local Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period and (c) not later than 1:00 p.m., Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each applicable Lender and the Applicable Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vi) any portion of a Eurocurrency Borrowing that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing or an EBR Borrowing;

(vii) no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Borrowers from the General Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, (A) no outstanding Borrowing denominated in Dollars may be converted into, or continued as, a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (C) no Interest Period in excess of one month may be selected for any Borrowing denominated in a Designated Foreign Currency.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, an ABR Borrowing or, to the extent required by Section 2.10(vi), an EBR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Applicable Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurocurrency Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof) (i) in the case of a Borrowing denominated in Dollars, automatically be continued as an ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Designated Foreign Currency, automatically be continued into a new Eurocurrency Borrowing with an Interest Period of one month.  Notwithstanding any contrary provisions herein, the Currency of an outstanding Borrowing may not be changed in connection with any conversion or continuation of such Borrowing.

SECTION 2.11.  Repayment of Term Borrowings.  (a) (i)  The U.S. Borrower shall pay to the General Administrative Agent, for the account of the Term B-1 Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term B-1 Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12, 2.13(f) and 2.24(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount

March 31, 2004	$500,000
June, 30, 2004	$500,000
September 30, 2004	$500,000
December 31, 2004	$500,000
March 31, 2005	$500,000
June 30, 2005	$500,000
September 30, 2005	$500,000
December 31, 2005	$500,000
March 31, 2006	$500,000
June 30, 2006	$500,000
September 30, 2006	$500,000
December 31, 2006	$500,000
March 31, 2007	$500,000
June 30, 2007	$500,000
September 30, 2007	$500,000
December 31, 2007	$500,000
March 31, 2008	$500,000
June 30, 2008	$500,000
September 30, 2008	$500,000
December 31, 2008	$500,000
March 31, 2009	$500,000
June 30, 2009	$500,000
September 30, 2009	$500,000
December 31, 2009	$500,000
March 31, 2010	$47,000,000
June 30, 2010	$47,000,000
September 30, 2010	$47,000,000
Term Loan Maturity Date	$47,000,000

(ii)  The European Borrower shall pay to the General Administrative Agent, for the account of the Term B-2 Lenders, on the Repayment Dates set forth below, a principal amount of the Term B-2 Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12, 2.13(f) and 2.24(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount

March 31, 2004	$75,000
June, 30, 2004	$75,000
September 30, 2004	$75,000
December 31, 2004	$75,000
March 31, 2005	$75,000
June 30, 2005	$75,000
September 30, 2005	$75,000
December 31, 2005	$75,000
March 31, 2006	$75,000
June 30, 2006	$75,000
September 30, 2006	$75,000
December 31, 2006	$75,000
March 31, 2007	$75,000
June 30, 2007	$75,000
September 30, 2007	$75,000
December 31, 2007	$75,000
March 31, 2008	$75,000
June 30, 2008	$75,000
September 30, 2008	$75,000
December 31, 2008	$75,000
March 31, 2009	$75,000
June 30, 2009	$75,000
September 30, 2009	$75,000
December 31, 2009	$75,000
March 31, 2010	$7,050,000
June 30, 2010	$7,050,000
September 30, 2010	$7,050,000
Term Loan Maturity Date	$7,050,000

(b)  The applicable Borrower shall pay to the Applicable Administrative Agent, for the account of the applicable Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12 and 2.13(f)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c)  In the event and on each occasion that the Term Loan Commitments of any Class shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date with respect to such Class shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(d)  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e)  All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.  Optional Prepayments.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon (i) at least three Business Days’ prior written or fax notice (or telephonic notice promptly confirmed by written or fax notice) in the case of Eurocurrency Loans, (ii) written or fax notice (or telephonic notice promptly confirmed by written or fax notice) on the same Business Day in respect of ABR Loans and (iii) at least one Business Day’s prior written or fax notice (or telephonic notice promptly confirmed by written or fax notice) in the case of EBR Loans, in each case to the Applicable Administrative Agent before 12:00 (noon), Local Time, on the relevant date; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(b)  Optional prepayments of Term Loans shall be allocated among the Term B-1 Loans, the Term B-2 Loans and the Other Term Loans, if any, as determined by Holdings, and shall be applied first, in chronological order to the installments of principal in respect of such Term Loans scheduled to be paid within 12 months after such optional prepayment and second, pro rata against the remaining scheduled installments of principal due in respect of the such Term Loans.

(c)  Each notice of prepayment shall specify the prepayment date and the Class and principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.  All prepayments under this Section 2.12 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.  All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans or EBR Revolving Loans that are not made in connection with the termination or permanent reduction of the U.S. Revolving Commitments or the European Revolving Commitments, respectively) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.  Mandatory Prepayments.  (a) In the event of any termination of all the Revolving Commitments of a Class, the applicable Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all its outstanding Swingline Loans and replace all outstanding Letters of Credit issued at its request or for its account (or enter into other arrangements reasonably satisfactory to the applicable Issuing Bank with respect thereto).  If, as a result of any partial reduction of the Revolving Commitments of a Class, the aggregate Revolving Exposure of such Class would exceed the total Revolving Commitment of such Class after giving effect thereto, then the applicable Borrower shall, on the date of such reduction, repay or prepay its Revolving Borrowings or Swingline Loans (or a combination thereof) and/or replace outstanding Letters of Credit issued at its request or for its account (or enter into other arrangements reasonably satisfactory to the applicable Issuing Bank with respect thereto) in an amount sufficient to eliminate such excess.  If, as a result of fluctuations in Exchange Rates, the aggregate European Revolving Exposure on any Reset Date would exceed 105% of the aggregate European Revolving Commitments on such date, then the European Borrower shall, within three Business Days thereof, repay or prepay European Revolving Loans and/or European Swingline Loans so that, after giving effect thereto, the aggregate European Revolving Exposure would not exceed the aggregate European Revolving Commitments.  If at any time Holdings ceases to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the European Borrower, (i) the European Borrower shall immediately cease to be permitted to request European Revolving Loans, European Swingline Loans and European Letters of Credit (and thereafter any European Revolving Loans shall only be made to the U.S. Borrower in Dollars), (ii) the European Borrower shall promptly (and in any event within one Business Day) prepay all outstanding Term B-2 Loans, European Revolving Loans made to it and European Swingline Loans (in each case, together with accrued interest thereon), shall replace all outstanding European Letters of Credit (or enter into other arrangements reasonably satisfactory to the applicable Issuing Bank with respect thereto) (it being understood that any such Letter of Credit that is denominated in

Dollars shall not be required to be replaced so long as the U.S. Borrower would be permitted to request the issuance of such Letter of Credit and in such event such Letter of Credit shall be deemed to constitute a U.S. Letter of Credit hereunder) and shall pay all accrued and unpaid Fees and expenses with respect to the European Revolving Commitments and the European Letters of Credit and (iii) thereafter, all Facility Fees in respect of the European Revolving Commitments shall be payable by the U.S. Borrower.

(b)  Not later than the fifth Business Day following the completion of any Asset Sale, the Borrowers shall apply an amount equal to 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(f).

(c)  If, at the time of any Equity Issuance, the Leverage Ratio (after giving effect to such Equity Issuance and the proposed use of the proceeds thereof) would be equal to or greater than 3.00 to 1.00, the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Equity Issuance, apply an amount equal to 50% of the Net Cash Proceeds therefrom (or such lesser percentage as shall be necessary to reduce the Leverage Ratio to less than 3.00 to 1.00, after giving effect to such Equity Issuance and the proposed use of the proceeds thereof) to prepay outstanding Term Loans in accordance with Section 2.13(f).

(d)  If the Leverage Ratio as of the end of any fiscal year of Holdings, commencing with the fiscal year ending on March 31, 2005, shall have been equal to or greater than 3.00 to 1.00, no later than the earlier of (i) 95 days after the end of such fiscal year and (ii) the fifth Business Day after the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended.

(e)  In the event that Holdings or any Subsidiary shall receive Net Cash Proceeds from (i) the issuance of Indebtedness for money borrowed (other than Indebtedness for money borrowed permitted pursuant to Section 6.01, except for Indebtedness incurred pursuant to Section 6.01(i) to the extent the proceeds thereof are not applied to finance the cash consideration payable in a Permitted Acquisition (including the refinancing of Indebtedness of the Acquired Entity and the payment of related fees and expenses), cash Capital Expenditures or other investments in accordance with the terms of Section 6.01(i)), or (ii) the initial transfer of Receivables in connection with the establishment of the Receivables Program (and any subsequent transfer of Receivables in connection with or that results in an increase in the maximum aggregate outstanding funded amount of the Receivables Program), the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by Holdings or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f).

(f)  Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated ratably among the Term B-1 Loans, the Term B-2 Loans and the Other Term Loans, if any, and shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term B-1 Loans, the Term B-2 Loans and Other Term Loans under

Section 2.11; provided, however, that, if such mandatory prepayment was required under Section 2.13(b) or clause (ii) of Section 2.13(e) as the result of an Asset Sale of assets of the European Borrower or a Subsidiary of the European Borrower, then the Borrowers may, in their sole discretion, elect to allocate the Net Cash Proceeds thereof first to the prepayment of Term B-2 Loans.

(g)  Holdings shall give prior written notice of any prepayment required under this Section 2.13 as far in advance thereof as is reasonably practicable (and in any event at least one Business Day prior thereto), and deliver to the Applicable Administrative Agent, at the time of the making of each such prepayment, a certificate signed by a Financial Officer of Holdings setting forth in reasonable detail the calculation of the amount of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.14.  Reserve Requirements; Change in Circumstances.  (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurocurrency Loan or increase the cost to any Lender or Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender or Issuing Bank to be material, then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the applicable Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however, that no Borrower shall be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.  The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.  Change in Legality.  (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrowers and to the Applicable Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans and EBR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing or an EBR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan or an EBR Loan, as the case may be (or a request to continue an ABR Loan or an EBR Loan, as the case may be, as such, or to convert a Eurocurrency Loan into an ABR Loan or an EBR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans (if denominated in Dollars) or EBR Loans (if denominated in a Designated Foreign Currency), in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans or EBR Loans, as the case may be, as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans and EBR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b)  For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.16.  Indemnity.  The Borrowers shall indemnify each Lender against any loss (other than loss of margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan or an EBR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by a Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.

SECTION 2.17.  Pro Rata Treatment.  Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees or the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable).  For purposes of determining the available U.S. Revolving Commitments and European Revolving Commitments of the Lenders at any time, each outstanding U.S. Swingline Loan and European Swingline Loan shall be deemed to have utilized the U.S. Revolving Commitments and European Revolving Commitments, respectively, of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Commitments.  Each

Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Applicable Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against either Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans and L/C Exposure then outstanding as the amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that, subject to applicable law, any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by either Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the applicable Borrower in the amount of such participation.

SECTION 2.19.  Payments.  (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., Local Time, on the date when due in immediately available funds, without setoff, defense or counterclaim.  Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Applicable Administrative Agent.  Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document in respect of any Loan or Letter of Credit denominated in a Designated Foreign Currency (whether of principal, interest or otherwise) shall be made in such Designated Foreign Currency.  All payments hereunder or under any other Loan Document in respect of any Loan or Letter of Credit denominated in Dollars (whether of principal, interest or otherwise) shall be made in Dollars.  Unless otherwise agreed by the applicable Loan Party making such payment and the Lender receiving the same, all other amounts payable by any Loan Party hereunder or under any other Loan Document shall be payable in Dollars.

(b)  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20.  Taxes.  (a) Any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Administrative Agent, such Lender or such Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrowers shall indemnify each Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of either Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by an Administrative Agent on its behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments hereunder shall deliver to the applicable Borrower (with a copy to each Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate; provided, however, that no Lender shall be required to deliver any such documentation with respect to an exemption from or reduction of withholding taxes imposed under the law of a jurisdiction other than the United States of America unless the applicable Borrower shall notify it of the availability of such exemption or reduction and shall request the delivery of such documentation.

SECTION 2.21.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15, (iii) either Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the General Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the General Administrative Agent (and, if a Revolving Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld (it being acknowledged and agreed that the consent of any person that would otherwise be required under this clause (y) shall not be required if such person is the Lender or Issuing Bank required to make any such transfer and assignment hereunder), and (z) the Borrowers or such assignee shall have paid to the applicable Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the General Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)  If (i) any Lender or Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

SECTION 2.22.  Swingline Loans.  (a) Swingline Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the U.S. Borrower in Dollars (“U.S. Swingline Loans”), and to the European Borrower in Dollars or in one or more Designated Foreign Currencies (“European Swingline Loans”) at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the applicable Swingline Commitment in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) in the case of U.S. Swingline Loans, (x) the U.S. Swingline Exposure exceeding the U.S. Swingline Commitment or (y) the aggregate U.S. Revolving Exposure exceeding the aggregate U.S. Revolving Commitments or (ii) in the case of the European Swingline Loans, (x) the European Swingline Exposure exceeding the European Swingline Commitment or (y) the aggregate European Revolving Exposure exceeding the aggregate European Revolving Commitments.  Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000, i100,000 or ₤100,000, as the case may be.  The Swingline Commitments may be terminated or reduced from time to time as provided herein.  Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)  Swingline Loans. The applicable Borrower shall notify the Swingline Lender and the Applicable Administrative Agent by fax, or by telephone (confirmed by fax), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Loan.  Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day), the amount and (in the case of a European Swingline Loan) Currency of such Swingline Loan and the wire transfer instructions for the account of the applicable Borrower to which the proceeds of such Swingline Loan should be transferred. The Swingline Lender shall promptly make each Swingline Loan by wire transfer to the account specified by the applicable Borrower in such request.

(c)  Prepayment.  The applicable Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part and without premium or penalty, upon giving written or fax notice (or telephonic notice promptly confirmed by written or fax notice) to the Swingline Lender and to the Applicable Administrative Agent before 1:00 p.m., Local Time, on the date of prepayment at the Swingline Lender’s address for notices specified herein.  All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d)  Interest.  Each U.S. Swingline Loan and each European Swingline Loan denominated in Dollars shall be deemed to be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest at the rate provided in Section 2.06(a).  Each European Swingline Loan denominated in a Designated Foreign Currency shall be deemed to be an EBR Loan and, subject to the provisions of Section 2.07, shall bear interest at the rate provided in Section 2.06(b).

(e)  Participations.  By written notice given to the Applicable Administrative Agent not later than 11:00 a.m., Local Time, on any Business Day the Swingline Lender may require (i) the U.S. Revolving Lenders to acquire participations on such Business Day in all or a portion of the U.S. Swingline Loans outstanding and/or (ii) the European Revolving Lenders to acquire participations on the next Business Day in all or a portion of the European Swingline Loans outstanding.  Any such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Lenders will participate.  The Applicable Administrative Agent will, promptly upon receipt of such notice, give notice to each applicable Revolving Lender, specifying in such notice such Revolving Lender’s applicable Pro Rata Percentage of such Swingline Loan or Loans.  In furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s applicable Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer in immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Applicable Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the applicable Revolving Lenders.  The Applicable Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Administrative Agent; any such amounts received by the Applicable Administrative Agent shall be promptly remitted by the Applicable Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a

Swingline Loan pursuant to this paragraph shall not relieve a Borrower (or other party liable for obligations of a Borrower) of any default in the payment thereof.

SECTION 2.23.  Letters of Credit.  (a) General.  Either Borrower may request the issuance of a Letter of Credit for its own account or for the account of Holdings or any other Subsidiary (in which case the applicable Borrower, Holdings and/or such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time while (i) with respect to the U.S. Borrower, the U.S. Revolving Commitments remain in effect and (ii) with respect to the European Borrower, the European Revolving Commitments remain in effect.  Any U.S. Letter of Credit shall be denominated in Dollars, and any European Letter of Credit shall be denominated in Dollars or in a Designated Foreign Currency.  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the Issuing Bank and the Applicable Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount and (in the case of a European Letter of Credit) Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify each Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to each Administrative Agent.  A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) in the case of any U.S. Letter of Credit, (x) the U.S. L/C Exposure shall not exceed $20,000,000 and (y) the aggregate U.S. Revolving Exposure shall not exceed the aggregate U.S. Revolving Commitments and (ii) in the case of any European Letter of Credit, (x) the European L/C Exposure shall not exceed $10,000,000 and (y) the aggregate European Revolving Exposure shall not exceed the aggregate European Revolving Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)  Participations.  By the issuance of a U.S. Letter of Credit and without any further action on the part of the Issuing Bank or the U.S. Revolving Lenders, the Issuing Bank hereby grants to each U.S. Revolving Lender, and each U.S. Revolving Lender hereby acquires from the Issuing Bank, a participation in such U.S. Letter of Credit equal to its U.S. Pro Rata Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit, effective upon the issuance of such U.S. Letter of Credit.  By the issuance of a European Letter of Credit and without any further action on the part of the Issuing Bank or the European Revolving Lenders, the Issuing Bank hereby grants to each European Revolving Lender, and each European Revolving Lender hereby acquires from the Issuing Bank, a participation in such European Letter of Credit (payable in the Currency thereof) equal to its European Pro Rata Percentage of the aggregate amount available to be drawn under such European Letter of Credit, effective upon the issuance of such European Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Applicable Administrative Agent, for the account of the Issuing Bank, its applicable Pro Rata Percentage of each applicable L/C Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Applicable Administrative Agent (or directly to such Issuing Bank, with concurrent notice to the Applicable Administrative Agent) an amount equal to such L/C Disbursement (in the Currency in which such L/C Disbursement was made) (i) in the case of a U.S. Letter of Credit, on or prior to the immediately following Business Day and (ii) in the case of a European Letter of Credit, on or prior to the fourth immediately following Business Day.

(f)  Obligations Absolute.  A Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, either Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, either Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank.  However, the foregoing shall not be construed to excuse the Issuing Bank from liability to either Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by (i) the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank’s wilful failure to pay make a payment under any Letter of Credit after presentation to it by the beneficiary thereunder of a draft thereunder and related certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  It is further understood that an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of an Issuing Bank.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Applicable Administrative Agent and the applicable Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the applicable Revolving Lenders with respect to any such L/C Disbursement.  The Applicable Administrative Agent shall promptly give each applicable Revolving Lender notice thereof.

(h)  Interim Interest.  If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan (if denominated in Dollars) or an EBR Loan (if denominated in a Designated Foreign Currency).

(i)  Resignation or Removal of the Issuing Bank.  An Issuing Bank may resign at any time by giving 30 days’ prior written notice to each Administrative Agent, the applicable Revolving Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to the Issuing Bank, the General Administrative Agent and the applicable Revolving Lenders; provided, however, that no such resignation by the Issuing Bank shall be effective if there shall not be one or more other Issuing Banks hereunder at such time that are capable of issuing U.S. Letters of Credit and European Letters of Credit, unless (i) any Change in Law shall have made it unlawful for the resigning Issuing Bank to continue to act as such hereunder or (ii) the resigning Issuing Bank shall have ceased to act (or publicly announced its intention to cease to act) as an issuer of letters of credit under U.S. syndicated loan facilities in general.  Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder.  At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid Issuing Bank Fees.  The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the General Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, each Borrower shall, on the Business Day it receives notice from the Applicable Administrative Agent upon the request of the Required Lenders (or, if the maturity of the Loans has been accelerated, (i) with respect to U.S. Letters of Credit, U.S. Revolving Lenders holding participations in outstanding U.S. Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding U.S. Letters of Credit, and (ii) with respect to European Letters of Credit, European Revolving Lenders holding participations in outstanding European Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding European Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Applicable Collateral Agent, for the benefit of the applicable Revolving Lenders, an amount in cash equal to the applicable L/C Exposure as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or either Borrower described in clause (g) or (h) or Article VII.  Such deposit shall be held by the Applicable Collateral Agent as collateral for the payment and performance of the U.S. Obligations or the European Obligations, as the case may be.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made as determined by the Collateral Agent in the exercise of its reasonable discretion, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall (i) automatically be applied by the Applicable Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of (A) with respect to U.S. Letters of Credit, U.S. Revolving Lenders holding participations in outstanding U.S. Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding U.S. Letters of Credit and (B) with respect to European Letters of Credit, European Revolving Lenders holding participations in outstanding European Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding European Letters of Credit), be applied to satisfy the U.S. Obligations or the European Obligations, as the case may be.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned within three Business Days after all Events of Default have been cured or waived.

(k)  Additional Issuing Banks.  The Borrowers may, at any time and from time to time with the consent of the General Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.24.  Increase in Term Loan Commitments.  (a)  Either Borrower may, by written notice to the General Administrative Agent from time to time, request Incremental Term Commitments in an aggregate amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided, however, that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the prior approval of the General Administrative Agent (which approval shall not be unreasonably withheld or delayed).  Such notice shall set forth (i) whether such Incremental

Term Loans are to be made to the U.S. Borrower or the European Borrower, (ii) the amount of the Incremental Term Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Term Loan Amount), (iii) the date on which such Incremental Term Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice) and (iv) whether such Incremental Term Commitments are to be Term B-1 Commitments, Term B-2 Commitments or commitments to make term loans with terms different from the Term B-1 Loans and the Term B-2 Loans (“Other Term Loans”).

(b)  The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Applicable Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Applicable Administrative Agent shall reasonably specify to evidence the Incremental Term Commitment of such Incremental Term Lender.  Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, however, that, without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and Commitments of each adversely affected Class of Term Loans, (i) the final maturity date of any Other Term Loans shall be no earlier than (x) the final maturity date of any other Class of Term Loans and (y) if the initial yield (determined as provided below) on such Other Term Loans exceeds the Applicable Percentage then in effect for Eurocurrency Term Loans of any Class, the date falling six months after the final maturity date of each such adversely affected Class; (ii) the average life to maturity of any Other Term Loans shall be no shorter than (x) the average life to maturity of any other Class of Term Loans and (y) if the initial yield (determined as provided below) on such Other Term Loans exceeds the Applicable Percentage then in effect for Eurocurrency Term Loans of any Class, six months longer than the average life to maturity of each such adversely affected Class; and (iii) if the initial yield on any Other Term Loans (as determined by the General Administrative Agent to be equal to the sum of (x) the Adjusted LIBOR margins on the Other Term Loans and (y) if the Other Term Loans are initially made at a discount or the lenders making the same receive a fee from Holdings, any Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentage then in effect for Eurocurrency Term Loans of any Class, then each Applicable Percentage for each adversely affected Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  The General Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitment evidenced thereby and any increase to the Applicable Percentages required by the foregoing provisions of this Section 2.24(b).  Any such deemed amendment may be memorialized in writing by the General Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)  Notwithstanding the foregoing, no Incremental Term Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Applicable Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Holdings, (ii) if requested, the General Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Section 4.02 and (iii) Holdings would be in Pro Forma Compliance after giving effect to such Incremental Term Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d)  Each of the parties hereto hereby agrees that the General Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term B-1 Loans or Term B-2 Loans, as applicable, on a pro rata basis.  This may be accomplished at the discretion of the General Administrative Agent by requiring each outstanding Eurocurrency Term B-1 Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurocurrency Term Borrowing of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period).  Any conversion of Eurocurrency Term Loans to ABR Term Loans made pursuant to the preceding sentence shall be subject to Section 2.16.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) or (ii), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

SECTION 2.25.  Increase in Revolving Commitments.  (a)  Either Borrower may, by written notice to the General Administrative Agent, request that the total U.S. Revolving Commitment or the total European Revolving Commitment be increased by an aggregate amount not to exceed the Incremental Revolving Facility Amount at such time.  Upon the receipt of such request by the General Administrative Agent, the General Administrative Agent shall deliver a copy thereof to each Revolving Lender of the Class to be increased.  Such notice shall set forth the amount of the requested increase (which shall be in minimum increments of $500,000 and a minimum amount of $2,500,000 or equal to the remaining Incremental Revolving Facility Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Revolving Credit Maturity Date), and shall offer each such Revolving Lender the opportunity to increase its Revolving Commitment of such Class by its applicable Pro Rata Percentage of the proposed increased amount.  Each such Revolving Lender shall, by notice to the applicable Borrower and the General Administrative Agent given not more than 10 days after the date of the General Administrative Agent’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each Revolving Lender so agreeing being an “Increasing Revolving Lender”) or decline to increase its Revolving Commitment (and any Revolving Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment) (each Revolving Lender so declining or being deemed to have declined being a “Non-Increasing Revolving Lender”).  In the event that, on the 10th day after the General Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Increasing Revolving Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase requested by the applicable Borrower, such Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Revolving Lender”), which may include any Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Revolving Lender shall be subject to the prior written approval of the General Administrative Agent, the Swingline Lender and the Issuing Bank (which approvals shall not be unreasonably withheld or delayed), and the applicable Borrower and each Augmenting Revolving Lender shall execute all such documentation as the General Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Revolving Lender hereunder.  Any such increase may be made in an amount that is less than the increase requested by the applicable Borrower if such Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Revolving Lenders.

(b)  Each of the parties hereto hereby agrees that the General Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.25, the outstanding Revolving Loans (if any) of the affected Class are held by the Revolving Lenders of such Class in accordance with their new applicable Pro Rata Percentages.  This may be accomplished at the discretion of the General Administrative Agent, following consultation with the applicable Borrower, (i) by requiring the outstanding Revolving Loans of the affected Class to be prepaid with the proceeds of a new Revolving Borrowing of such Class, (ii) by causing Non-Increasing Revolving Lenders to assign portions of their outstanding Revolving Loans of the affected Class to Increasing Revolving Lenders and/or Augmenting Revolving Lenders, or (iii) by any combination of the foregoing.  Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(c)  Notwithstanding the foregoing, no increase in the Revolving Commitments shall become effective under this Section 2.25 unless, (i) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the General Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Holdings, and (ii) if requested, the General Administrative Agent shall have received legal opinions and board resolutions consistent with those delivered on the Closing Date under clauses (a) and (c)(ii)(B) of Section 4.02.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrowers represents and warrants to each Administrative Agent, each Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of Holdings, the Borrowers and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of each Borrowers, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder or shareholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation in any material respect, or any provision of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws (or bye-laws) of Holdings, either Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which Holdings, either Borrower or any Subsidiary is a party or by which any of them or any material portion of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, either Borrower or any Subsidiary (other than any Lien created or permitted hereunder or under the Security Documents).

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 3.04.  Governmental Approvals.  Except as set forth on Schedule 3.04, no material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect or which are not material to the consummation of the Transactions.

SECTION 3.05.  Financial Statements.  (a)  Holdings has heretofore furnished to the Lenders (i) the combined balance sheets (except for the 2001 fiscal year) and related statements of income and cash flows of the Acquired Business as of and for the fiscal years ended March 31, 2001, 2002 and 2003, each audited by and accompanied by the unqualified opinion of

Ernst & Young, LLP, independent public accountants and (ii) the unaudited combined balance sheet and related statements of income, stockholders’ equity and cash flows of the Acquired Business as of and for each fiscal quarter subsequent to March 31, 2003 ended 30 days before the Closing Date.  Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Business as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Acquired Business as of the dates thereof.  Such financial statements were prepared in accordance with GAAP, except that the unaudited financial statements are subject to normal year-end audit adjustments and may not contain footnotes.

(b)  Holdings has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of and for the 12-month period ended September 30, 2003, prepared after giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date.  Such pro forma financial statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Holdings on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of Holdings and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, since March 31, 2003.

SECTION 3.07.  Title to Properties; Possession Under Leases.  (a)  Holdings and each of the Subsidiaries has fee simple title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or created hereunder or under the Security Documents.

(b)  Each material lease to which Holdings or any of the Subsidiaries is a party is in full force and effect and, as of the Closing Date, Holdings and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

SECTION 3.08.  Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or any Subsidiary therein.  The shares of Equity Interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or any Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens permitted or created under the Security Documents).

SECTION 3.09.  Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or either Borrower, threatened in writing against or affecting Holdings, any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)  Neither Holdings nor any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  Material Agreements.  Neither Holdings nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a) Neither Holdings nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act.  Neither Holdings nor any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the U.S. Public Utility Holding Company Act of 1935.

SECTION 3.13.  Use of Proceeds.  Each Borrower will use the proceeds of the Loans (other than any Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in the preliminary statement to this Agreement.  The applicable Borrower will use the proceeds of any Incremental Term Loans solely as set forth in the applicable Incremental Term Loan Assumption Agreement.

SECTION 3.14.  Tax Returns.  Holdings and each of the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15.  No Material Misstatements.  As of the Closing Date, the Confidential Information Memorandum and all other information, reports, financial statements, exhibits and schedules furnished by or on behalf of Holdings or any Subsidiary to either Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are or were made, not materially misleading; provided, however, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrowers represents only that it acted in good faith and utilized assumptions and estimates believed in good faith by it to be reasonable at the time made in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16.  Employee Benefit Plans.  (a)  Each of Holdings and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each “employee benefit plan” (as defined in Section 3(3) of ERISA).  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of Holdings or any of its ERISA Affiliates in excess of $15,000,000.  The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $15,000,000 the fair market value of the assets of all such underfunded Plans.

(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.  With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of March 31, 2003, exceed by more than $35,000,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.17.  Environmental Matters.  (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of Holdings or any Subsidiary as of the date hereof and the Closing Date.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid.  Holdings and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19.  Security Documents.  (a) The U.S. Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the U.S. Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the U.S. Collateral and the proceeds thereof and (i) when the U.S. Pledged Collateral required to be delivered on the Closing Date to the U.S. Collateral Agent under the U.S. Guarantee and Collateral Agreement is delivered to the U.S. Collateral Agent, the Lien created under the U.S. Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such U.S. Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed and maintained in the offices specified on Schedule 3.19(a) and, with respect to Holdings as to the U.S. Guarantee and Collateral Agreement, filed with the Registrar of Companies in Bermuda, the Lien created under the U.S. Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties as of the Closing Date in such U.S. Collateral to the extent that a security interest in such U.S. Collateral may be perfected by such filing (other than Intellectual Property, as defined in the U.S. Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b)  Upon the recordation of the U.S. Guarantee and Collateral Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the U.S. Guarantee and Collateral Agreement shall provide for a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the U.S. Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(c)  The Mortgages are effective to create in favor of the U.S. Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Lien created under the Mortgages delivered on the Closing Date shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

(d)  The European Pledge Agreements, upon execution and delivery thereof by the parties thereto, will create in favor of the European Collateral Agent, for the ratable benefit of the European Secured Parties, a legal, valid and enforceable security interest in the European Pledged Collateral described therein and the proceeds thereof and when the European Pledged Collateral is delivered to the European Collateral Agent and the European Pledge Agreements are filed in the offices specified on Schedule 3.19(b), or other appropriate instruments are filed or other actions are taken, all as described on Schedule 3.19(b), the Lien created under the applicable European Pledge Agreement shall provide for a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such European Pledged Collateral as of the Closing Date, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

SECTION 3.20.  Location of Real Property and Leased Premises.  Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by Holdings and its Subsidiaries and the addresses thereof.  Holdings and its Subsidiaries, as the case may be, as of the Closing Date, own in fee all the real property set forth on Schedule 3.20(a).  Schedule 3.20(b) lists completely and correctly as of the Closing Date all material real property leased by Holdings and its Subsidiaries and the addresses thereof.  Holdings and its Subsidiaries, as the case may be, as of the Closing Date, have valid leasehold interests in all the real property set forth on Schedule 3.20(b).

SECTION 3.21.  Labor Matters.  Except as set forth on Schedule 3.21, as of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings or either Borrower, threatened.  The hours worked by and payments made to employees of Holdings and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Subsidiary is bound.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

SECTION 3.23.  Purchase Agreement.  As of the Closing Date, Holdings has delivered to the General Administrative Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto).  Neither Holdings nor any Loan Party or, to the knowledge of Holdings and each Loan Party, any other person party thereto is in default in the performance or compliance with any material provisions thereof.  The Purchase Agreement complies in all material respects with all applicable laws.

SECTION 3.24.  Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Note Documents.

SECTION 3.25.  Certain Treasury Regulation Matters.  Neither Borrower intends to treat the Loans and related transactions as being a “reportable” transaction (within the meaning of Treasury Regulation 1.6011-4).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.  All Credit Events.  On the date of each Borrowing (other than a conversion or continuation of a Borrowing), including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)  The Applicable Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with

Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the General Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Applicable Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b)  The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)  No Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02.  First Credit Event.  On the Closing Date:

(a)  The General Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Mayer, Brown, Rowe & Maw LLP, counsel for Holdings and its Subsidiaries, substantially to the effect set forth in Exhibit H-1, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit H-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agents and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the General Administrative Agent shall reasonably request, and Holdings and the Borrowers hereby request such counsel to deliver such opinions.

(b)  All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agents and, to the extent requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(c)  The General Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, memorandum of association, certificate of limited partnership or certificate of formation (or other similar formation document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other similar official); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or bye-laws), partnership agreement, limited liability company agreement (or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or other similar formation document) of such Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the General Administrative Agent may reasonably request.

(d)  The General Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Holdings and each Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e)  The General Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f)  The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Applicable Collateral Agent on behalf of the applicable Secured Parties shall have a security interest in the Collateral of the type and priority described in each applicable Security Document.

(g)  The U.S. Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Financial Officer of the U.S. Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions within the United States in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the U.S. Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)  (i)  Each of the Mortgages, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the U.S. Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Mortgages shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Mortgage as a first lien on such

Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the U.S. Collateral Agent) and, in connection therewith, the U.S. Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the U.S. Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the U.S. Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the U.S. Collateral Agent or the Required Lenders.

(i)  The General Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the U.S. Collateral Agent as additional insured, in form and substance reasonably satisfactory to the General Administrative Agent and the U.S. Collateral Agent.

(j)  The Acquisition shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with the Purchase Agreement and applicable law, without giving effect to any waiver of any material terms or conditions of the Purchase Agreement not approved by the Required Lenders.  The Holdings Equity Contribution shall have been made on terms reasonably satisfactory to the Required Lenders.  The General Administrative Agent shall have received copies of the Purchase Agreement and all certificates, opinions and other documents delivered thereunder or in connection therewith, certified by a Financial Officer of Holdings as being complete and correct.  The Required Lenders shall be reasonably satisfied with any material changes to the capitalization, structure and equity ownership of Holdings and its Subsidiaries after giving effect to the Transactions from those contemplated in the Purchase Agreement.

(k)  The U.S. Borrower shall have received gross cash proceeds of not less than $275,000,000 from the issuance of the Subordinated Notes.  The terms and conditions of the Subordinated Notes and the provisions of the Subordinated Note Documents shall be reasonably satisfactory to the Required Lenders.  The General Administrative Agent shall have received copies of the Subordinated Note Documents, certified by a Financial Officer of the U.S. Borrower as being complete and correct.

(l)  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, no Subsidiary shall have any outstanding Indebtedness or preferred Equity Interests other than (a) Indebtedness outstanding under this Agreement, (b) the Subordinated Notes, and (c) Indebtedness set forth on Schedule 6.01.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings shall have no outstanding Indebtedness or issued and outstanding preferred stock or preferred shares other than (a) its Guarantee of the Indebtedness outstanding under this Agreement, (b) its Guarantee of the Subordinated Notes and (c) any preferred Equity Interests of Holdings that comprise a portion of the Holdings Equity Contribution.

(m)  The Lenders shall have received the financial statements and opinion referred to in Section 3.05.

(n)  All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (except to the extent the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect), all applicable appeal periods with respect thereto shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.  All requisite third-party consents necessary for the consummation of the Acquisition shall have been obtained except for those third-party consents where the failure to so obtain such consents could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01.  Existence; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i)as otherwise expressly permitted under Section 6.05 or (ii) other than in the case of Holdings or a Borrower, to the extent that the failure to so preserve, renew and keep in full force and effect such legal existence could not reasonably be expected to have a Material Adverse Effect.

(b)  Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in or relating to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto consistent with past practice.

SECTION 5.02.  Insurance.  (a) Keep its material insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)  Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the General Administrative Agent and the U.S. Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the General Administrative Agent or the U.S. Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Loan Party under such policies directly to the U.S. Collateral Agent; cause all such policies to provide that none of the Borrowers, the Administrative Agents, the Collateral Agents or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the General Administrative Agent or the U.S. Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the U.S. Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the General Administrative Agent and the U.S. Collateral Agent (giving the General Administrative Agent and the U.S. Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the General Administrative Agent and the U.S. Collateral Agent; deliver to the General Administrative Agent and the U.S. Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the General Administrative Agent and the U.S. Collateral Agent) together with evidence satisfactory to the General Administrative Agent and the U.S. Collateral Agent of payment of the premium therefor.

(c)  If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the General Administrative Agent, the U.S. Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the General Administrative Agent, the U.S. Collateral Agent or the Required Lenders may from time to time require.

(d)  With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including a “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $10,000,000, naming the U.S. Collateral Agent as an additional insured, on forms satisfactory to the U.S. Collateral Agent.

(e)  Notify the General Administrative Agent and the U.S. Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party.

SECTION 5.03.  Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof (other than any Lien permitted pursuant to Section 6.02); provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.  Financial Statements, Reports, etc.  In the case of Holdings, furnish to each General Administrative Agent and each Lender:

(a)  within 105 days after the end of the fiscal year ending March 31, 2004, and within 90 days after the end of each fiscal year thereafter, its consolidated balance sheet and related statements of income, stockholders’ or shareholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 60 days after the end of the fiscal quarter ending June 30, 2004, and, thereafter, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ or shareholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  within 45 days after the end of the fiscal months ending April 30, May 31, July 31 and August 31, 2004, and within 30 days after the end of the first two fiscal months of each fiscal quarter thereafter, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the chief financial officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the General Administrative Agent (which shall include a reasonably detailed calculation of Consolidated EBITDA for the relevant period) demonstrating compliance with the covenants contained in Sections 6.06, 6.10, 6.11 and 6.12, and (iii) describing the material terms of any Asset Sales that occurred during the preceding quarter (including the nature of the assets sold, the purchase price and Net Cash Proceeds therefrom and the amount of proceeds from all Asset Sales that have been reinvested or that are awaiting reinvestment in accordance with the definition of the term “Net Cash Proceeds”), and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, (x) setting forth Holdings’ calculation of Excess Cash Flow and (y) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries did not in the aggregate comprise more than 5% of consolidated assets at the end of the relevant period or more than 5% of Consolidated EBITDA for the relevant period (determined as if the terms Consolidated Net Income and Consolidated Interest Expense as used in the definition of the term “Consolidated EBITDA” were determined by reference to the U.S. Borrower and its Subsidiaries instead of Holdings and the Subsidiaries).

(e)  (i) within 45 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year);

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, and all press releases;

(g)  promptly after the receipt thereof by Holdings, either Borrower or any Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(h)  promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(i)  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the General Administrative Agent or any Lender may reasonably request.

SECTION 5.05.  Litigation and Other Notices.  Furnish to the General Administrative Agent, the Issuing Bank and each Lender written notice of the following within 5 days of Holdings or any Subsidiary obtaining knowledge thereof:

(a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)  the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c)  any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06.  Information Regarding Collateral.  (a) Furnish to the General Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless Holdings or the applicable Borrower has provided to the U.S. Collateral Agent sufficient notice to allow the U.S. Collateral Agent a reasonable period of time to make all filings under the Uniform Commercial Code or otherwise that are required in order for the U.S. Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the U.S. Collateral.  Holdings and the Borrowers also agree promptly to notify the General Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)  In the case of the U.S. Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year by Holdings pursuant to Section 5.04(a), deliver to the General Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Sections 1(a), (e) and (f) and 2(a) and (b) of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07.  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the General Administrative Agent or any Lender to visit and inspect the financial records and the properties of Holdings or any Subsidiary at reasonable times and as often as reasonably requested (but no more than twice per fiscal year, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the General Administrative Agent, or any Lender to discuss the affairs, finances and condition of Holdings, or any Subsidiary with the officers thereof and independent accountants therefor (provided that a member of management of the applicable Loan Party shall be afforded a reasonable opportunity to be present at any meeting with such accountants).

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preliminary statement to this Agreement (or, in the case of the Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement).

SECTION 5.09.  Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, charges, mortgages and deeds of trust) that may be required under any applicable law, or that the Required Lenders, either Administrative Agent or either Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.  Holdings and the U.S. Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than any Immaterial Subsidiary) or any Domestic Subsidiary that ceases to be an Immaterial Subsidiary to become a Loan Party by executing the U.S. Guarantee and Collateral Agreement and each other applicable U.S. Security Document in favor of the U.S. Collateral Agent.  In addition, from time to time, the U.S. Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the General Administrative Agent, the U.S. Collateral Agent or the Required Lenders shall designate in accordance with the terms of the relevant Security Document (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the U.S. Borrower and its Subsidiaries (other than any Immaterial Subsidiary (including the Equity Interests of any Immaterial Subsidiary) and any Foreign Subsidiary) (including real and other properties acquired subsequent to the Closing Date)).  Such security interests and Liens will be created under the U.S. Security Documents and other security agreements, charges, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the General Administrative Agent and the U.S. Collateral Agent, and the U.S. Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the U.S. Collateral Agent shall reasonably request to evidence compliance with this Section 5.09.  The U.S. Borrower agrees to provide such evidence as the U.S. Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the U.S. Borrower will give prompt notice to the General Administrative Agent of the acquisition by it or any of its Subsidiaries of any real property (or any interest in real property) having a value in excess of $2,500,000.  It is understood and agreed that, notwithstanding anything to the contrary in the foregoing, (a) the U.S. Borrower and its Subsidiaries will not be required to (i) grant a security interest in or mortgage on any real property acquired by it after the Closing Date having a value below that specified in the immediately preceding sentence or (ii) grant a security interest in motor vehicles, leasehold interests or any other category of assets that is not expressly included in the security interest granted under the terms of the U.S. Security Documents, and (b) no Receivables Subsidiary shall be required to provide any Guarantee or other form of credit support in respect of the Obligations.  Holdings and the European Borrower will notify the General Administrative Agent of the creation or acquisition of any Foreign Subsidiaries organized under the laws of the Republic of France or the Federal Republic of Germany (other than an Immaterial Subsidiary) after the Closing Date and, if reasonably requested by the General Administrative Agent, will cause such Subsidiary (including any such Subsidiary that ceases to be an Immaterial Subsidiary) to become a Loan Party by executing the European Guarantee Agreement and one or more European Security Documents in favor of the European Collateral Agent covering assets of the type constituting European Collateral on the Closing Date.

SECTION 5.10.  Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the General Administrative Agent as soon as possible after, and in any event within 10 days after any responsible officer of Holdings or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings and any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that Holdings proposes to take with respect thereto.

SECTION 5.11.  Compliance with Environmental Laws.  Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that neither Holdings, nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.12.  Certain Treasury Regulation Matters.  In the event that Holdings or either Borrower determines to take any action inconsistent with its intention as set forth in the first sentence of Section 3.25, it will promptly notify the General Administrative Agent thereof.

SECTION 5.13.  Domestic Subsidiaries.  Ensure that Domestic Subsidiaries that are Loan Parties at all times comprise at least 95% of the consolidated assets and at least 95% of Consolidated EBITDA (determined as if the terms Consolidated Net Income and Consolidated Interest Expense as used in the definition of the term “Consolidated EBITDA” were determined by reference to the U.S. Borrower and its Subsidiaries instead of Holdings and the Subsidiaries).

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor either Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01.  Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)  Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(b)  Indebtedness created hereunder and under the other Loan Documents;

(c)  intercompany Indebtedness of Holdings and the Subsidiaries to the extent permitted by Section 6.04(c);

(d)  Indebtedness of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, however, that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section  6.01(e), shall not exceed $30,000,000 at any time outstanding;

(e)  Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $30,000,000 at any time outstanding;

(f)  Indebtedness under completion guarantees, performance, bid or surety bonds, statutory, insurance, appeal or similar bonds, or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g)  Indebtedness of Holdings and its Domestic Subsidiaries that are Loan Parties in respect of the Subordinated Notes, in an aggregate principal amount not in excess of $275,000,000 at any time outstanding;

(h)  Indebtedness acquired or assumed by either Borrower or any Subsidiary in connection with any Permitted Acquisition (i) in an aggregate principal amount not in excess of $5,000,000 at any time outstanding or (ii) in respect of Capital Lease Obligations, Synthetic Lease Obligations, mortgage indebtedness and industrial revenue or development bonds; provided, however, that all such Indebtedness existed at the time of such Permitted Acquisition and was not created in connection therewith or in contemplation thereof;

(i)  unsecured subordinated Indebtedness of Holdings or either Borrower (which may be Guaranteed by any Loan Party on a subordinated basis), or Disqualified Capital Stock of Holdings, in an aggregate principal (or face) amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(h), not in excess of $150,000,000 at any time outstanding, the proceeds of which are used to finance the cash consideration payable in a Permitted Acquisition (including the refinancing of Indebtedness of the Acquired Entity and the payment of related fees and expenses), to finance cash Capital Expenditures and/or to prepay Term Loans; provided, however, that up to $35,000,000 of such Indebtedness may be used to finance other investments permitted by Section 6.04; provided further, however, that all such Indebtedness (i) matures (or becomes mandatorily redeemable at the option of the holder thereof) after the first anniversary of the Term Loan Maturity Date, (ii) requires no scheduled payment of principal (or other scheduled payment constituting a return of capital) prior to its maturity, (iii) does not require Holdings or any Subsidiary to maintain any specified financial condition (other than as a condition to the taking of certain actions), (iv) except in the case of Disqualified Capital Stock, contains subordination provisions that, when taken as a whole, are no less favorable to the Lenders than the subordination provisions contained in the Subordinated Note Documents, and (v) contains non-economic covenants, events of default, remedies and other provisions which, when taken as a whole, are no less favorable to Holdings and its Subsidiaries than those contained in the Subordinated Note Documents;

(j)  Indebtedness under or in respect of Hedging Agreements that are not speculative in nature;

(k)  Indebtedness incurred to extend, renew or refinance any Indebtedness described in Section 6.01(a), (d), (e), (g), (h) or (i) (“Refinancing Indebtedness”); provided, however, that (i) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life to maturity than the Indebtedness being extended, renewed or refinanced, (iii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the

Obligations on terms no less favorable to the Lenders than the Indebtedness being extended, renewed or refinanced, (iv) only the obligors in respect of the Indebtedness being extended, renewed or refinanced may become obligated with respect to such Refinancing Indebtedness and (v) the non-economic covenants, events of default, remedies and other provisions of the Refinancing Indebtedness, when taken as a whole, shall be materially no less favorable to the Lenders than those contained in the Indebtedness being extended, renewed or refinanced;

(l)  Indebtedness of a Receivables Subsidiary incurred pursuant to a Receivables Program in an amount not exceeding $25,000,000 in the aggregate at any time outstanding; provided, however, that such amount may be increased to $40,000,000 (and may remain at $40,000,000) if, immediately prior to any such increase, the Leverage Ratio was less than 3.0 to 1.0.

(m)  Indebtedness of Foreign Subsidiaries that are not Loan Parties incurred for working capital purposes in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding;

(n)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(o)  endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;

(p)   unsecured Indebtedness of Holdings issued in lieu of making a Restricted Payment permitted pursuant to Section 6.06(a) (or, in the case of a Restricted Payment under Section 6.06(a)(v), that would be permitted but for the relevant Event of Default provisions relating thereto);

(q)  unsecured Indebtedness of Holdings incurred in lieu of paying an indemnification or reimbursement obligation to a director or officer of Holdings or a Subsidiary pursuant to indemnification arrangements between such persons; and

(r)  other Indebtedness of Holdings or the Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

SECTION 6.02.  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)  Liens existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and any extensions, renewals and replacements thereof permitted hereunder;

(b)  any Lien created under the Loan Documents;

(c)  any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of a Borrower or any other Subsidiary and (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property;

(d)  Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(e)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f)  pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)  zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of either Borrower or any Subsidiary;

(i)  purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary;

(j)  Liens arising in respect of Capital Lease Obligations and Synthetic Lease Obligations permitted under Section 6.01(e); provided that such Liens apply only to the property that is the subject of the related Capital Lease Obligation or Synthetic Lease Obligation;

(k)  Liens arising out of judgments or awards, in respect of which Holdings or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(l)  licenses, leases or subleases granted by either Borrower or any other Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of either Borrower or any other Subsidiary;

(m)  Liens granted by the Receivables Subsidiary pursuant to the Receivables Program;

(n)  Lien securing Indebtedness permitted under Section 6.01(m); provided that such Liens apply only to the assets of the Foreign Subsidiary obligated on such Indebtedness;

(o)  Liens on Equity Interests of Unrestricted Subsidiaries;

(p)  statutory and common law landlord’s Liens under leases to which Holdings or any Subsidiary is a party;

(q)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)  Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by Section 6.05 and such Liens apply only to the assets to be disposed of;

(s)  Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such persons and one or more banks or other financial institutions where any such person maintains deposits;

(t)  Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(u)  Liens incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities; provided that the related repurchase agreement constitutes a Permitted Investment;

(v)  Liens on goods the purchase price of which is financed by a documentary letter of credit; provided that such Lien secures only the obligations of Holdings or a Subsidiary in respect of such letter of credit to the extent permitted under Section 6.01; and

(w)  other Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $10,000,000 at any one time.

SECTION 6.03.  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as applicable.

SECTION 6.04.  Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a)  (i) investments by Holdings and the Subsidiaries existing on the Closing Date in the Equity Interests of the Subsidiaries and (ii) additional investments by Holdings and the Subsidiaries in the Equity Interests of the Subsidiaries; provided, however, that (A) any such Equity Interests (other than Equity Interests in an Immaterial Subsidiary) held by a Loan Party shall be pledged to the Applicable Collateral Agent pursuant to the applicable Security Document (subject to the limitations applicable to voting stock of a Foreign Subsidiary of the U.S. Borrower referred to in the U.S. Guarantee and Collateral Agreement) and (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances), excluding (for the avoidance of doubt) investments, loans and advances described in Schedule 6.04, shall not exceed $25,000,000 at any time outstanding;

(b)  Permitted Investments;

(c)  loans or advances made by Holdings to any Subsidiary and made by any Subsidiary to Holdings or any other Subsidiary; provided, however, that (i) any such loans and advances made by a Loan Party in an amount in excess of $1,000,000 (other than loans and advances between or among the U.S. Borrower and its Domestic Subsidiaries that are Loan Parties) shall be (A) evidenced by a promissory note pledged to the Applicable Collateral Agent pursuant to the applicable Security Document or (B) made pursuant to a loan agreement or similar document (so long as the Loan Party making the loan or advance thereunder has pledged its rights thereunder to the Applicable Collateral Agent pursuant to the applicable Security Document) and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)  Holdings and the Subsidiaries may make loans and advances for corporate purposes to employees of Holdings and the Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 at any time;

(f)  Holdings and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature;

(g)  Holdings or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 80% of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided, however, that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any Subsidiary; (ii) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of a Borrower and its Subsidiaries as conducted during the current and most recent calendar year; (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) Holdings would be in Pro Forma Compliance; (C) after giving effect to such acquisition, there must be at least $15,000,000 of unused and available Revolving Commitments and unrestricted cash on hand at Holdings and the Subsidiaries on a consolidated basis; and (D) except to the extent consisting of, or financed with the proceeds of, Equity Interests of Holdings (other than Disqualified Capital Stock), the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed, refinanced or repaid by Holdings or any of its Subsidiaries in connection with or following such acquisition and the cash payments in respect of Incentive Arrangements of a type described in clause (a) or (d) of the definition thereof made with respect to such acquisition and previous Permitted Acquisitions) shall not in the aggregate exceed $250,000,000 (not more than $50,000,000 of such consideration may be expended with respect to acquisitions of Acquired Entities a majority of the earnings before interest, taxes, depreciation and amortization of which are derived, or a majority of the book value of the assets of which are located, outside the United States); (iv) Holdings and the Subsidiaries shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.09 and the Security Documents; and (v) if the Acquired Entity would not constitute a wholly owned Subsidiary and would be required to become a Subsidiary Guarantor hereunder, each holder of an Equity Interest therein (other than Holdings or any wholly owned Subsidiary) shall have executed and delivered to the Applicable Collateral Agent a Minority Holder Acknowledgement, Consent and Waiver (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h)  acquisitions of, investments in, and loans and advances to, Unrestricted Subsidiaries and joint ventures so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (h) (determined without regard to any write-downs or write-offs of such investments, loans or advances) does not exceed $15,000,000 in the aggregate at any time outstanding;

(i)  the Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.05;

(j)  investments, loans and advances existing on the date hereof and set forth in Schedule 6.04, and extensions, replacements and renewals thereof;

(k)  investments by any person existing at the time such person became a Subsidiary (and extensions, replacements and renewals thereof); provided, however, that all such investments existed at the time such person became a Subsidiary and were not made or incurred in connection therewith or in contemplation thereof; and

(l)  in addition to investments permitted by paragraphs (a) through (k) above, additional investments, loans and advances by Holdings and the Subsidiaries (other than investments, loans and advances to Unrestricted Subsidiaries) so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (l) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed the sum of (i) $15,000,000 and (ii) 25% of the Net Cash Proceeds of a substantially concurrent Equity Issuance, in the aggregate at any time outstanding.

SECTION 6.05.  Mergers, Amalgamations, Consolidations, Sales of Assets and Acquisitions.  (a) Merge into, amalgamate, or consolidate with any other person (other than the merger of the U.S. Borrower with and into BTR as described in the preliminary statement), or permit any other person to merge into, amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of either Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into or amalgamate with either Borrower in a transaction in which such Borrower is the surviving or continuing corporation, (ii) any wholly owned Subsidiary may merge into, amalgamate or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving or continuing entity is a wholly owned Subsidiary and no person other than a Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (iii) the Borrowers and the other Subsidiaries may make Permitted Acquisitions.

(b)  Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash or Permitted Investments, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (x) $25,000,000 in the aggregate with respect to assets of the U.S. Borrower and its Domestic Subsidiaries and (y) $75,000,000 in the aggregate with respect to all Asset Sales; provided, however, that, so long as any Term B-2 Loans remain outstanding, not more than $10,000,000 of the Net Cash Proceeds of Assets Sales of the European Borrower and its Subsidiaries may be reinvested pursuant to the definition of the term “Net Cash Proceeds” and, instead, must be used to prepay the Term Loans (or, if Holdings elects pursuant to Section 2.13(f), Term B-2 Loans) pursuant to Section 2.13(b).

SECTION 6.06.  Restricted Payments; Restrictive Agreements.  (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) Holdings and any Subsidiary may pay or make dividends or distributions to any holder of its Equity Interests in the form of additional shares of Equity Interests of the same class, and may exchange one class or type of Equity Interests with shares of another class or type of Equity Interests (other than Disqualified Capital Stock for Equity Interests that are not Disqualified Capital Stock), (iii) Holdings may, and Holdings may make distributions directly or indirectly to an Ultimate Parent so that the Ultimate Parent may, repurchase Equity Interests of Holdings or such Ultimate Parent, respectively, with the proceeds received by Holdings or such Ultimate Parent from the substantially concurrent sale of Equity Interests of Holdings or such Ultimate Parent (in the case of such sale of Equity Interests of such Ultimate Parent, to the extent such proceeds are contributed directly or indirectly to Holdings as common equity), provided that such sale was not part of an Equity Issuance, (iv) repurchases of Equity Interests deemed to occur upon the exercise of stock or share options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or other similar rights, and cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, shall be permitted, (v) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may, and Holdings may make distributions directly or indirectly to an Ultimate Parent so that the Ultimate Parent may, repurchase Equity Interests of Holdings or such Ultimate Parent owned by employees of Holdings, such Ultimate Parent or the Subsidiaries or make payments to employees of Holdings, such Ultimate Parent or the Subsidiaries upon termination of employment in connection with the exercise of stock or share options, stock or share appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,500,000 in any fiscal year (it being agreed that (A) any amount not utilized in any fiscal year may be carried forward and utilized in any subsequent fiscal year, provided that the aggregate amount of such repurchases and other payments shall not exceed $5,000,000 in any fiscal year and (B) any proceeds of key man life insurance actually received by Holdings may be used or distributed by Holdings for purposes of such repurchases without regard to such amounts), (vi) Holdings may make Restricted Payments to an Ultimate Parent in an amount not to exceed $1,000,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by such Ultimate Parent in the ordinary course of business; provided, however, that all Restricted Payments made to an Ultimate Parent pursuant to this clause (vii) are used by such Ultimate Parent for the purposes specified herein within 20 days of the receipt thereof, (viii) Holdings may make Tax Distributions, (ix) any Borrower and any Subsidiary may make Restricted Payments to Holdings or an Ultimate Parent to enable Holdings or an Ultimate Parent to pay management, consulting or advisory fees pursuant to the Management Consulting Agreement to the extent permitted pursuant to clause (d) of Section 6.07, (x) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may pay regularly scheduled cash dividends on Disqualified Capital Stock, and (xi) Holdings or any Subsidiary may consummate any transaction permitted by Section 6.09(b) with respect to Disqualified Capital Stock.

(b)  Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any other Subsidiary or to Guarantee Indebtedness of Holdings or any Subsidiary; provided, however, that (A) the foregoing shall not apply to restrictions and conditions imposed by applicable law, regulation or order of any Governmental Authority, or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided further, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) the foregoing shall not apply to restrictions and conditions imposed under Indebtedness permitted under Sections 6.01(h) or 6.01(k), or under Indebtedness of Foreign Subsidiaries permitted under Section 6.01(m), and (F) the foregoing shall not apply to restrictions and conditions imposed under the terms of any agreement entered into in connection with the Receivables Program, provided, further, that such restrictions and conditions apply only to a Receivables Subsidiary.

SECTION 6.07.  Transactions with Affiliates.  Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Holdings or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) dividends may be paid to the extent provided in Section 6.06, (c) loans, investments and advances may be made to the extent permitted by Sections 6.01 and 6.04, (d) so long as no Event of Default shall have occurred and be continuing, Holdings and the Subsidiaries may pay management, consulting or advisory fees pursuant to the Management Consulting Agreement, (e) Receivables may be sold pursuant to the Receivables Program, (f) securities may be issued and other payments, awards or grants (in cash, securities or otherwise) may be made pursuant to, or with respect to the funding of, employment arrangements, stock or share options and stock or share ownership plans approved by the board of directors of Holdings, (g) reasonable fees and compensation may be paid to, and reasonable indemnities may be provided on behalf of, officers, directors and employees of Holdings or any Subsidiary, as determined by the board of directors of Holdings in good faith, (h) equity securities of Holdings may be sold, and (i) fees may be paid to any nationally recognized commercial or investment bank or any of its Affiliates in connection with any management, financial advisory, financing, underwriting or placement services or any other investment banking, capital markets, banking or similar services, which fees, in the reasonable determination of a majority of the directors of Holdings disinterested with respect to the applicable transaction, are commercially reasonable.

SECTION 6.08.  Business of Holdings, the Borrowers and the Subsidiaries.  Engage at any time in any business or business activity other than the business currently conducted by Holdings and Subsidiaries and similar, related, ancillary or complementary businesses.

SECTION 6.09.  Other Indebtedness and Agreements.  (a) Permit any waiver, supplement, modification, amendment, termination or release of (i) the Management Consulting Agreement, or (ii) any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings or any Subsidiary is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of Holdings or any Subsidiary (or in the case of Material Indebtedness, confer additional material rights on the holder of such Indebtedness) in a manner adverse to Holdings, any Subsidiary or the Lenders.

(b)  Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Disqualified Capital Stock or any Indebtedness which is subordinate or junior in right of payment to the Obligations pursuant to a written agreement to that effect (provided, however, that, so long as no Default then exists or would occur as a result thereof, any of the foregoing may be effected with that portion of the Net Cash Proceeds of any substantially concurrent Equity Issuance that is not required to be applied to prepay Term Loans in accordance with Section 2.13(c)).

SECTION 6.10.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on the last day of any fiscal quarter (commencing with the first quarter ending on March 31, 2004) during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio

Closing Date through March 31, 2006	2.00 to 1.00
April 1, 2006 through March 31, 2007	2.05 to 1.00
April 1, 2007 through March 31, 2008	2.15 to 1.00
April 1, 2008 through March 31, 2009	2.25 to 1.00
April 1, 2009 through March 31, 2010	2.35 to 1.00
Thereafter	2.50 to 1.00

SECTION 6.11.  Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on the last day of any fiscal quarter (commencing with the fiscal quarter ending on March 31, 2004) during any period set forth below to be the less than the ratio set forth opposite such period below:

Period	Ratio

Closing Date through March 31, 2006	1.00 to 1.00
April 1, 2006 through March 31, 2008	1.05 to 1.00
April 1, 2008 through March 31, 2009	1.10 to 1.00
Thereafter	1.15 to 1.00

SECTION 6.12.  Maximum Leverage Ratio.  Permit the Leverage Ratio as of the last day of any fiscal quarter (commencing with the fiscal quarter ending on March 31, 2004) ending during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

Closing Date through March 31, 2005	5.95 to 1.00
April 1, 2005 through March 31, 2006	5.90 to 1.00
April 1, 2006 through March 31, 2007	5.50 to 1.00
April 1, 2007 through March 31, 2008	5.00 to 1.00
April 1, 2008 through March 31, 2009	4.50 to 1.00
April 1, 2009 through March 31, 2010	4.00 to 1.00
Thereafter	3.75 to 1.00

SECTION 6.13.  Fiscal Year.  With respect to Holdings and the Borrowers, change their fiscal year-end to a date other than March 31.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)  default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)  default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of (i) five Business Days, in the case of any such interest or Fees or (ii) 15 Business Days, in the case of any such other amount;

(d)  default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e)  default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the General Administrative Agent or any Lender to Holdings;

(f)  (i)  Holdings or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings or any Subsidiary (other than an Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings or any Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of Holdings or any Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)  Holdings or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings or any Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)  one or more judgments shall be rendered against Holdings or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not adequately covered by insurance as to which the insurance company has not denied coverage);

(j)  an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $15,000,000;

(k)  any Guarantee under the U.S. Guarantee and Collateral Agreement or the European Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the U.S. Guarantee and Collateral Agreement or the European Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)  any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Applicable Collateral Agent to maintain possession of certificates representing securities pledged under the U.S. Guarantee and Collateral Agreement or a European Pledge Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m)  the Indebtedness under the Subordinated Notes or any Guarantees thereof shall cease, for any reason (other than a failure by the General Administrative Agent or any other Secured Party to take any action required to be taken by it thereunder), to be validly subordinated to the Obligations, as provided in the Subordinated Note Documents, or any Loan Party shall so assert; or

(n)  there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or either Borrower described in paragraph (g) or (h) (other than clause (vii) thereof) above), and at any time thereafter during the continuance of such event, the General Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or either Borrower described in paragraph (g) or (h) (other than clause (vii) thereof) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agents and the Collateral Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the General Administrative Agent, the European Administrative Agent, the U.S. Collateral Agent and the European Collateral Agent (for purposes of this Article VIII, referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank or banks serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary that is communicated to or obtained by the bank or banks serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Holdings and the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Holdings, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor (which successor shall, so long as no Event of Default has occurred and is continuing, be subject to the approval of the Borrowers (such approval not to be unreasonably withheld or delayed)), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other

Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

The European Collateral Agent shall administer all German Pledge Agreements or other European Security Documents which are transferred to any European Secured Party under an accessory security right in the name and on behalf of the European Secured Parties pursuant to the laws of the Federal Republic of Germany.  With respect to the German Pledge Agreements, each Lender hereby authorizes the European Collateral Agent, on behalf of such Lender and as such Lender’s representative, to (i) accept any pledge made to such Lender or the creation of any accessory security right in favor of such Lender (under the laws of the Federal Republic of Germany) in relation to this Agreement or any other Loan Document, (ii) execute all amendments and alterations to any German Pledge Agreement which creates a pledge or any other accessory security right and (iii) release any German Pledge Agreement in accordance with this Agreement or any other Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)  if to the U.S. Borrower or Holdings, to it at 8609 Six Forks Road, Raleigh, N.C. 27615, Attention of Peter Mainz (Fax No. (919) 845-3545), with a copy to The Jordan Company, L.P., to it at 767 Fifth Avenue, 48th Floor, New York, NY 10153, Attention of Jonathan F. Boucher (Fax No. (212) 755-5263);

(b)  if to the European Borrower, to it at 8609 Six Forks Road, Raleigh, N.C. 27615, Attention of Peter Mainz (Fax No. (919) 845-3545), with a copy to The Jordan Company, L.P., to it at 767 Fifth Avenue, 48th Floor, New York, NY 10153, Attention of Jonathan F. Boucher (Fax No. (212) 755-5263);

(c)  if to the General Administrative Agent, the U.S. Collateral Agent, the Swingline Lender (with respect to U.S. Swingline Loans) or the Issuing Bank (with respect to U.S. Letters of Credit), to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304);

(d)  if to the European Administrative Agent, the European Collateral Agent, the Swingline Lender (with respect to European Swingline Loans) or the Issuing Bank (with respect to European Letters of Credit) to Credit Suisse First Boston, One Cabot Square, London E14 4QJ United Kingdom, Attention of Agency Group (Fax No. +44 207 888 8125); and

(e)  if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among Holdings, the Borrowers, the Applicable Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of either Administrative Agent, either Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by each Borrower, Holdings and the General Administrative Agent and when the General Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agents, the Collateral Agents, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) (A) the General Administrative

Agent (and, in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender) and the applicable Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that the consent of the applicable Borrower shall not be required with respect to any assignment (x) of a Term Loan to a Lender or an Affiliate or Related Fund of a Lender or (y) during the continuance of any Event of Default) and (B) unless such assignment is made to a Lender or an Affiliate or Related Fund of a Lender and subject to clause (iii) below, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the General Administrative Agent) shall not be less than $1,000,000 in respect of Term Loans or Term Loan Commitments (or, if less, the entire remaining amount of such Term Lender’s Term Loans or Term Loan Commitments) or $1,000,000 (or, in the case of an assignment by any Revolving Lender whose Revolving Commitment is greater than $10,000,000 as of the date hereof, $2,500,000) in respect of Revolving Loans or Revolving Commitments (or, if less, the entire remaining amount of such Revolving Lender’s Revolving Loans or Revolving Commitments), (ii) following any partial assignment of Commitments or Loans, each of the assignor and the assignee shall have (A) if such assignment is in respect of Term Loans or Term Loan Commitments, Term Loans and/or Term Loan Commitments aggregating at least $1,000,000 and (B) if such assignment is in respect of Revolving Loans or Revolving Commitments, Revolving Loans and/or Revolving Commitments aggregating at least $1,000,000 (or, in the case of an assignment by any Revolving Lender whose Revolving Commitment is greater than $10,000,000 as of the date hereof, $2,500,000), (iii) no assignment of any Lender’s Term B-1 Loans or Term B-1 Commitment, as applicable, may be made unless a pro rata portion of the such Lender’s Term B-2 Loans or Term B-2 Commitment, as applicable, is assigned simultaneously to the same assignee, and vice versa (and the amount of any Term B-1 Loans and Term B-2 Loans, or Term B-1 Commitment or Term B-2 Commitment, as applicable, shall be aggregated for purposes of determining compliance with the minimum assignment amounts set forth in clause (i)(B) above), (iv) the parties to each such assignment shall (A) electronically execute and deliver to the General Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the General Administrative Agent (which initially shall be ClearPar, LLC) or (B) if no such system shall then be being utilized by the General Administrative Agent, manually execute and deliver to the General Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the General Administrative Agent) and (v) the assignee, if it shall not be a Lender, shall deliver to the General Administrative Agent an Administrative Questionnaire and all applicable tax documentation.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, but for the avoidance of doubt, the European Borrower and the Lenders hereby expressly accept and confirm that, for the purpose of article 1278 and following of the Luxembourg civil code, notwithstanding any assignment, transfer and/or novation permitted under and made in accordance with this Section 9.04, the European Obligations created by and under any of the Loan Documents shall be preserved for the benefit of the assignee (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by Holdings or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon either Administrative Agent, either Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agents and the Collateral Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agents and the Collateral Agents, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)  The General Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and Holdings, the Borrowers, the Administrative Agents, the Issuing Bank, the Collateral Agents and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agents and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if any, and, if required, the written consent of applicable Borrower, the Swingline Lender, the Issuing Bank and the General Administrative Agent to such assignment, the General Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers, the Issuing Bank and the Swingline Lender.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)  Each Lender may without the consent of either Borrower, the Swingline Lender, the Issuing Bank or either Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), and the amounts payable to any Lender under any such Sections shall be no greater than any amount so payable in the event such Lender had not sold or agreed to sell any participations in such rights and obligations, and (iv) the Borrowers, the Administrative Agents, the Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or substantially all of the U.S. Collateral or the European Collateral).

(g)  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and its Subsidiaries furnished to such Lender by or on behalf of Holdings and its Subsidiaries; provided, however, that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)  Any Lender may (without the consent of either Borrower or either Administrative Agent) at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including, if such Lender is a fund that invests in bank loans, to a trustee for holders of obligations owed, or securities issued, by such fund); provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and any foreclosure or exercise of remedies by such assignee or trustee shall be subject to the provisions of this Section 9.04 regarding assignments in all respects.

(i)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the General Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the General Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the General Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)  Neither Holdings nor either Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the General Administrative Agent, the Issuing Bank, the Swingline Lender and each Lender, and any attempted assignment without such consent shall be null and void.

(k)  In the event that (a) any Revolving Lender shall become a Defaulting Lender, (b) Standard & Poor’s Ratings Service, Moody’s Investors Service, Inc., and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), or (c) with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Lender, then, in any such case, the Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the General Administrative Agent, to replace (or to request the Borrowers to use their reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank, the Swingline Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l)  The Loan Parties and the European Secured Parties acknowledge that the security created under the French Pledge Agreements are rights and obligations attached to this Agreement and will be transferred or assigned together with all rights and obligations arising out of this Agreement. Pursuant to article 1278 of the French Civil code, all security governed by French law attaching to the European Lenders’ participation in the Facilities is hereby expressly preserved for the benefit of the assignee Lender.

SECTION 9.05.  Expenses; Indemnity.  (a) The Borrowers and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents, the Issuing Bank and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), or incurred by the Administrative Agents, the Collateral Agents, the Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (and, in the case of the Collateral Agents, in connection with the protection of such rights), including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agents and the Collateral Agents, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agents, the Collateral Agents, the Issuing Bank, the Swingline Lender or any Lender.

(b)  The Borrowers and Holdings agree, jointly and severally, to indemnify each Administrative Agent, each Collateral Agent, each Lender, the Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any Subsidiary, or any Environmental Liability related in any way to Holdings or the Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, wilful misconduct or bad faith of such Indemnitee (and any Indemnitee receiving payment under this Section 9.05(b) shall promptly refund the amount of such payment to the extent that there is a final and nonappealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification in respect of such payment by virtue of such Indemnitee’s gross negligence, wilful misconduct or bad faith).

(c)  To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agents, the Collateral Agents, the Issuing Bank, the Swingline Lender or any related Party of the foregoing persons under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agents, the Collateral Agents, the Issuing Bank, the Swingline Lender and any related Party of the foregoing persons, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender or related Party of the foregoing persons in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, neither Holdings nor either Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of either Administrative Agent, either Collateral Agent, any Lender, the Issuing Bank, the Swingline

Lender or any Related Party of the foregoing persons.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either Borrower or Holdings against any of and all the obligations of either Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a) No failure or delay of either Administrative Agent, either Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agents, the Collateral Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by either Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on either Borrower or Holdings in any case shall entitle such Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)  Except as expressly provided by Section 2.24(b) or 2.25, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees or any other amount due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section, or release any of Holdings, the U.S. Borrower, Sensus Metering Systems - North America Inc. or any other Guarantor that accounted for more than 10% of the Consolidated EBITDA of Holdings and the Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, or that had consolidated assets representing more than 10% of the total consolidated assets of Holdings and the Subsidiaries on the last day of the most recent fiscal quarter ended on or prior to the date of determination (in each case, other than in accordance with the terms of the applicable Security Document) or all or substantially all of the U.S. Collateral or the European Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Commitments on the date hereof); provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of either Administrative Agent, either Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Administrative Agent, such Collateral Agent, the Issuing Bank or the Swingline Lender, as applicable.  Notwithstanding the foregoing, if the terms of any amendment to this Agreement provide that any Class of Loans will be repaid in full and the Commitments of such Class (if any) terminated as a condition to the effectiveness of such amendment, then so long as the Loans and Commitments (if any) of such Class are in fact repaid and terminated upon the effectiveness of such amendment, such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such

Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agents, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, to the fullest extent permitted by applicable law, shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a) Each of Holdings and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that either Administrative Agent, either Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against either Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b)  Each of Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 or as otherwise required by applicable law.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  CAM Exchange.  (a)  On the CAM Exchange Date, (i) to the extent not prohibited by a requirement of law, all Loans outstanding in any Currency other than Dollars shall be converted to Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) and shall be ABR Loans, and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Classes such that, in lieu of the interests of each Lender in each Class in which it shall participate as of such date (including such Lender’s interest in the Designated Obligations of each Loan Party in respect of each such Class), such Lender shall hold an interest in every one of the Classes (including the Designated Obligations of each Loan Party in respect of each such Class but excluding participations in undrawn Letters of Credit), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.  Each Lender, Holdings and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender hereby agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Class.  Holdings, each Borrower and each Lender agrees from time to time to execute and deliver to the General Administrative Agent all such promissory notes and other instruments and documents as the General Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the General Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  In the event that on the CAM Exchange Date any Swingline Loan shall be outstanding (other than any Swingline Loan in respect of which Revolving Lenders have funded their purchase of participations pursuant to Section 2.22), then each applicable Revolving Lender (determined immediately prior to the CAM Exchange) shall, in accordance with the provisions of Section 2.22, promptly purchase from the Swingline Lender a participation in such Swingline Loan in the amount of such Revolving Lenders’ applicable Pro Rata Percentage of such Swingline Loan (determined immediately prior to the CAM Exchange).

(b)  As a result of the CAM Exchange, on and after the CAM Exchange Date, (i) each payment received by either Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below) and (ii) Section 2.20(e) shall not apply with respect to any Taxes required to be withheld or deducted by a Borrower from or in respect of payments hereunder to any Lender or Administrative Agent that exceed the Taxes such Borrower would have otherwise been required to withhold or deduct from or in respect of payments to such Lender or Administrative Agent had such CAM Exchange not occurred.

(c)  In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an L/C Disbursement by the Issuing Bank that is not reimbursed by the applicable Borrower, then (i) each applicable Revolving Lender (determined without giving effect to the CAM Exchange) shall, in accordance with Section 2.23(d), promptly purchase from the Issuing Bank a participation in such L/C Disbursement in the amount of such Revolving Lender’s applicable Pro Rata Percentage of such L/C Disbursement (without giving effect to the CAM Exchange) and (ii) the General Administrative Agent shall redetermine the CAM Percentages after giving effect to such L/C Disbursement and the purchase of participations therein by the applicable Revolving Lenders.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

SECTION 9.17.  Confidentiality.  (a) Each of the Administrative Agents, the Collateral Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), in which case (to the extent not legally prohibited) the relevant Loan Party shall be informed promptly, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case (to the extent not legally prohibited) the relevant Loan Party shall be informed promptly, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this

Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, either Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17.  For the purposes of this Section, “Information” shall mean all information received from either Borrower or Holdings and related to such Borrower or Holdings or their business, other than any such information that was available to either Administrative Agent, either Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by such Borrower or Holdings.  Any person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

(b)  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SENSUS METERING SYSTEMS INC.,

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SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L.,

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SENSUS METERING SYSTEMS (BERMUDA 2) LTD.,

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CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, individually and as General Administrative Agent, U.S. Collateral Agent, Issuing Bank and Swingline Lender,

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CREDIT SUISSE FIRST BOSTON, acting through its London branch, individually and as European Administrative Agent and European Collateral Agent,

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CREDIT SUISSE FIRST BOSTON INTERNATIONAL,

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GOLDMAN SACHS CREDIT PARTNERS L.P.,

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SIGNATURE PAGE TO
SENSUS METERING SYSTEMS
CREDIT AGREEMENT
DATED DECEMBER 17, 2003

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